UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Quest Diagnostics Incorporated

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Action from Insight

Notice of 2021 Annual Meeting of Stockholders

and

Proxy Statement

April 9, 2021

Action from Insight

1 VISION	Empowering better health with diagnostic insights

2 2-POINT STRATEGY	Accelerate growth • Grow General Diagnostics • Expand Advanced Diagnostics • Extend Diagnostic Services	Drive operational excellence • Enhance the Quest customer experience • Deliver Invigorate operational efficiencies

3 GOALS	Promote a healthier world Build value Create an inspiring workplace

HOW WE OPERATE

Our principles	Our behaviors	Our values
• Strengthen organizational capabilities • Focus on diagnostic information services • Deliver disciplined capital deployment	• Agile • Customer Focused • Transparent • United as One Team • Performance Oriented	• Quality • Integrity • Innovation • Accountability • Collaboration • Leadership

Notice of 2021 Annual Meeting of Stockholders Live Webcast: www.cesonlineservices.com/dgx21_vm May 21, 2021, 10:30 a.m. Eastern Time

April 9, 2021

Dear Fellow Stockholder:

It is our pleasure to invite you to attend Quest Diagnostics’ 2021 Annual Meeting of Stockholders (the “Annual Meeting”). At the meeting, stockholders will vote:

•    to elect nine directors;

•    to approve, on an advisory basis, the executive officer compensation disclosed in the Company’s 2021 proxy statement;

•    to ratify the appointment of our independent registered public accounting firm for 2021; and

•    to consider and vote on a stockholder proposal, as described in the accompanying proxy statement, if properly presented.

Due to concerns relating to the coronavirus (COVID-19) pandemic, and to support the health and well-being of our employees and stockholders, this year’s annual meeting will be virtual and will be held entirely online via live webcast at www.cesonlineservices.com/dgx21_vm. If you wish to attend the Annual Meeting, please see pages 63-66 in the “Frequently Asked Questions” section of this Proxy Statement for more information. While you will not be able to attend the Annual Meeting at a physical location, we have designed the virtual Annual Meeting to provide our stockholders the opportunity to actively participate in the Annual Meeting.

Stockholders also will transact any other business as may properly come before the meeting or any adjournment or postponement thereof.

Attendance at the meeting is limited to stockholders at the close of business on March 22, 2021, or their duly appointed proxy holder.

We enclose our proxy statement, our Annual Report and a proxy card; distribution of these materials is scheduled to begin on April 9, 2021. Your vote is very important. We urge you to submit your proxy even if you plan to attend the Annual Meeting. Most stockholders may submit a proxy via mail, telephone or the Internet. Instructions on how to submit your proxy are included with your proxy card and these proxy materials. Please submit your proxy promptly.

Thank you for your continued support of Quest Diagnostics.

Sincerely,

Stephen H. Rusckowski	Daniel C. Stanzione, Ph.D.
Chairman of the Board,	Lead Independent Director
Chief Executive Officer and President

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

2021 Annual Meeting of Stockholders

Time and Date:	10:30 a.m. Eastern Time, May 21, 2021

Place:	Online via webcast at www.cesonlineservices.com/dgx21_vm

Record date:	March 22, 2021

Voting:	Record date stockholders only: One vote per share

	Meeting Agenda	Our Board’s Recommendation
1.	Elect nine directors	FOR EACH DIRECTOR NOMINEE
2.	Approve, on an advisory basis, the executive officer compensation disclosed in our 2021 proxy statement	FOR
3.	Ratify the appointment of our independent registered public accounting firm for 2021	FOR
4.	To consider a stockholder proposal, if properly presented at the Annual Meeting	AGAINST

Board Proposals

Advisory Resolution to Approve Executive Officer Compensation. We are asking our stockholders to approve, on an advisory basis, the compensation of our named executive officers disclosed in our 2021 proxy statement.

Ratify the Appointment of Independent Registered Public Accounting Firm for 2021. We are asking our stockholders to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2021.

2022 Annual Meeting of Stockholders

•    Stockholder proposals submitted pursuant to SEC Rule 14a-8 must be received by the Company by December 10, 2021.

•    Notice of stockholder proposals outside of SEC Rule 14a-8, including nominations (other than proxy access nominations) for the Board of Directors (the “Board”), must be received by the Company no earlier than January 21, 2022 and no later than February 20, 2022.

•    Notice of proxy access director nominations must be received by the Company no earlier than November 10, 2021 and no later than December 10, 2021.

i	2021 Proxy Statement

Board Nominees

The following table provides summary information about our director nominees. *

				Current	Other Public
		Director		Committee	Company
Name	Age	Since	Occupation	Memberships	Boards

Vicky B. Gregg	66	2014	Cofounder/Partner, Guidon Partners LLC and Retired CEO, Blue Cross and Blue Shield of Tennessee	CC QSC	• Acadia Healthcare Company

Wright L. Lassiter III	57	2020	President and CEO, Henry Ford Health System	AFC QSC	• N/A

Timothy L. Main	63	2014	Chairman, Jabil Circuit, Inc.	AFC GC CS (Chair)	• Jabil Circuit, Inc.

Denise M. Morrison	67	2019	Founder, Denise Morrison & Associates and Retired President and CEO, Campbell Soup Company	CC QSC	• Visa, Inc. • MetLife, Inc.

Gary M. Pfeiffer	71	2004	Retired Senior Vice President and Chief Financial Officer, E.I. du Pont de Nemours and Company	AFC/FE (Chair) GC EX CS	• N/A

Timothy M. Ring	63	2011	Retired Chairman and CEO, C. R. Bard, Inc.	CC (Chair) GC	• Becton, Dickinson and Company

Stephen H. Rusckowski	63	2012	Chairman, CEO and President, Quest Diagnostics Incorporated	EX	• N/A

Helen I. Torley, M.B. Ch.B, M.R.C.P.	58	2018	President and CEO, Halozyme Therapeutics, Inc.	CC QSC	• Halozyme Therapeutics, Inc.

Gail R. Wilensky, Ph.D.	77	1997	Senior Fellow, Project Hope	AFC GC QSC (Chair)	• UnitedHealth Group • ViewRay, Inc.

* Dr. Daniel C. Stanzione, our current Lead Independent Director, will retire from the Board at the Annual Meeting. Upon the retirement of Dr. Stanzione, Vicky B. Gregg will become the new chair of the Compensation Committee, Timothy M. Ring will become the Lead Independent Director and new chair of the Executive and Governance Committees and Denise Morrison will become a member of the Cybersecurity Committee as of May 21, 2021, the date of the Annual Meeting, pending their reelection.

AFC	Audit & Finance Committee	FE	Financial Expert
CC	Compensation Committee	GC	Governance Committee
EX	Executive Committee	QSC	Quality, Safety and Compliance Committee
CS	Cybersecurity Committee

2021 Proxy Statement	ii

2020 Executive Compensation Highlights

Type	Form	Percentage of Total Equity Award	Terms
Equity	• Performance Shares	CEO 50% of total award Other named executive officers 40% of total award

•  Performance metrics for 2020-2022 performance cycle: revenue growth, 50%; average return on invested capital, 30%; relative total stockholder return (relative to S&P 500 Healthcare Index companies), 20%

•  Vest after 3-year performance period

	• Stock Options	CEO 25% of total award Other named executive officers 30% of total award	• Vest ratably over three years from the grant date

	• Restricted Share Units	CEO 25% of total award Other named executive officers 30% of total award	• Vest ratably over three years from the grant date
Cash	• Salary • Annual Incentive Compensation		• Reviewed and approved annually • Based on financial and non-financial goals
Retirement	• 401(k) Plan • Supplemental Deferred Compensation Plan		• Company matching contributions • Company matching contributions

Our Board is firmly committed to pay for performance. The table above outlines the main components of our compensation program for executive officers in 2020.The objectives of our program are to attract and retain talented executives who have the skills and experience required to help us achieve our strategic objectives, and to align the interests of our executives to those of our stockholders, in each case to advance the long-term interests of our stockholders. The compensation opportunity for our named executive officers is directly tied to corporate performance, including both financial and non-financial results, and individual performance. In 2020 the Committee revised the mix of equity awards for our executive officers, with the CEO awards updated to emphasize further awards subject to performance conditions. In addition, the Committee updated the 2020 performance share awards to include a performance measure focused on relative TSR, measured relative to companies included in the S&P 500 Healthcare Index. We are making changes in the program, highlighted in the Compensation Discussion and Analysis, for 2021.

The average 2020 annual incentive payout for our named executive officers on our annual cash incentives under the Senior Management Incentive Plan (“SMIP”) was 171% of target (excluding Mr. Mendez, who forfeited his 2020 annual incentive compensation upon his resignation). Payout on performance share awards for the 3-year performance period ended December 31, 2020 was 195% of target. The following table summarizes annual incentive plan and performance share payouts for the two most recent performance periods for our named executive officers.

iii	2021 Proxy Statement

		Performance Share
		Payout for 3-year
	Annual Incentive Payout	performance period
	(% of target)	(% of target)
Performance period ended December 31, 2020	171 (average)	195
Performance period ended December 31, 2019	83 (average)	80

Our Compensation Discussion and Analysis, which includes a discussion of our program’s “Best Practices,” begins on page 23. The 2020 compensation of our named executive officers is set forth in tables beginning at page 43.

2020 Business Performance Highlights

2-Point Strategy

In a year dominated by the COVID-19 pandemic, we brought critical COVID-19 testing to our country and delivered record revenues, earnings and cash from operations. Significant declines in the Company’s business excluding its COVID-19 testing (the “base business”) early in 2020 recovered rapidly during the summer and fall of 2020, although the base business did not return to 2019 (pre-COVID-19 pandemic) levels. Continued high demand for COVID-19 testing drove our financial performance during the second half of 2020. Our approach to fighting the pandemic has been rooted in our vision of empowering better health through diagnostic insights. We believe that the challenges we are facing from the COVID-19 pandemic have brought us together, made us a stronger Company and will help us capture the substantial opportunities in front of us. Our Compensation Discussion and Analysis, beginning on page 23, discusses our 2020 business performance. The following highlights additional 2020 progress on our 2-point strategy.

Accelerate Growth

•	We increased revenues by 22% to $9.44 billion.

•	We increased adjusted diluted EPS by 70% to $11.18.

•	We strengthened our relationships with health plans, including establishing a strategic relationship with Anthem to collaborate on a variety of outcomes-based programs designed to create an improved healthcare experience for consumers and healthcare providers and advancing our position with UnitedHealthcare in its Preferred Lab Network.

•	We logged a record amount of new Professional Laboratory Services business, representing larger and longer term agreements than in the past, and implemented new relationships with, among others, Memorial Hermann Health System, Hackensack Meridian Health, Montefiore Nyack Hospital and Goshen Hospital.

•	Although the merger and acquisition environment slowed in 2020 due to the pandemic, we consummated important acquisitions during 2020, including the acquisition of Blueprint Genetics, substantially all the operations of Memorial Hermann Diagnostics Laboratories (the outreach laboratory division of Memorial Hermann Health System), and the remaining 56% interest in Mid America Clinical Laboratories, LLC.

•	Our strategy to deliver the broadest access to diagnostics innovation, and the strength of our Infectious Disease and Immunology Franchise, helped us to deliver COVID-19 testing to our nation.

•	We grew our QuestDirectTM consumer-initiated testing offering. We increased to more than 14.5 million registered users in our MyQuest® health portal and mobile connectivity solution and achieved industry-leading Net Promoter Scores, reflecting our strong consumer focus.

Drive Operational Excellence

•	Our focus on and strength in operational excellence enabled us to rapidly scale up COVID-19 testing capacity without sacrificing our other test offerings.

•	On January 4, 2021, our new 250,000 square foot flagship laboratory in Clifton, New Jersey, the most highly automated

2021 Proxy Statement	iv

lab in our network, came online. This is a significant milestone in our lab system optimization efforts.

•	We continued implementing our program to consolidate and simplify our immunoassay platforms, moving to a single supplier to provide greater throughput, autonomy and a more efficient footprint.

•	We achieved our goal to save approximately 3% of our costs annually through our Invigorate cost excellence program.

We also continued to deliver disciplined capital deployment:

•	In February 2021, we announced the tenth increase in our quarterly common stock cash dividend since 2011, increasing the dividend by approximately 11%, from $0.56 per common share to $0.62 per common share.

•	We repurchased $325 million of our common stock, notwithstanding the suspension of our common stock repurchase program for a majority of 2020 due to the COVID-19 pandemic. Through the end of 2020, we have returned approximately $3.4 billion to stockholders through common stock repurchases since the beginning of 2013.

v	2021 Proxy Statement

PROXY STATEMENT      QUEST DIAGNOSTICS INCORPORATED

2021 Proxy Statement

INFORMATION ABOUT OUR CORPORATE GOVERNANCE

Proposal No. 1—Election of Directors

The Board of Directors recommends that you vote FOR each of the nominees described below

Our Board currently has ten directors. Directors are elected annually for a one-year term concluding on the date of the next subsequent annual meeting of stockholders. Each director holds office until his or her successor has been elected and qualified or the director’s earlier resignation, death or removal.

Dr. Daniel C. Stanzione, our Lead Independent Director, is retiring from the Board at the Annual Meeting. Upon the retirement of Dr. Stanzione, the size of the Board will be reduced to nine directors. The independent members of the Board have appointed Timothy M. Ring as the new Lead Independent Director following the Annual Meeting, pending his reelection. The Board would like to thank Dr. Stanzione for this leadership and his dedication to Quest’s foundational values during his almost 25 years on the Board.

After considering the recommendation of the Governance Committee, the Board nominated the nominees below to serve as directors of Quest Diagnostics Incorporated (“Quest Diagnostics,” the “Company,” “we” or “our”). Each nominee currently is a director of the Company whose term expires at the Annual Meeting. The biography of each nominee contains information regarding the person’s service as a director of the Company, business experience, other public company director positions and the experience, qualifications, attributes and skills that led the Board to conclude that the person should serve as a director of the Company. The Board believes that each nominee possesses the qualities and experience that nominees should possess in accordance with the Company’s Corporate Governance Guidelines, which set forth the Company’s philosophy regarding Board composition and identify key qualifications and other considerations for the nomination of directors (the relevant portion of the Company’s Corporate Governance Guidelines is set forth below under the heading “Board Nomination Process” beginning on page 9). Each nominee has consented to serve if elected.

Vicky B. Gregg

Cofounder/Partner Guidon Partners LLC Retired CEO Blue Cross and Blue Shield of Tennessee Age: 66 Director since: 2014

Ms. Gregg is a cofounder/partner of Guidon Partners LLC. She retired as Chief Executive Officer of Blue Cross Blue Shield of Tennessee in 2012. Prior to becoming CEO in 2003, Ms. Gregg served in a number of other leadership roles, including President and Chief Operating Officer. Before that, she held a series of senior roles at Humana Health Plans. Ms. Gregg served as a member of the U.S. National Institutes of Health Commission on Systemic Interoperability. She currently serves on the boards of Acadia Healthcare Company, Inc., Erlanger Health System and the Electric Power Board of Chattanooga, as well as the boards of several private companies, including Elara Caring and MyEyeDr. Previously, Ms. Gregg served on several national boards, including TeamHealth Holdings, Inc. from 2013 to 2017 and First Horizon National Corporation from 2011 to 2015. She has also served as Chair of America’s Health Insurance Plans, as a member of the BlueCross BlueShield Association, as Chair of the Board of the National Institute for Healthcare Management, and as a member of the Healthcare Leadership Council.

Qualifications, Skills and Expertise

Ms. Gregg has extensive executive and advisory experience, including in general management and strategic planning, with a range of health care organizations, and extensive experience with healthcare issues and the operation of the U.S. healthcare system, including as a practicing nurse.

1	2021 Proxy Statement

Wright L. Lassiter III

President and CEO Henry Ford Health System. Age: 57 Director since: 2020

Mr. Lassiter is President and CEO of Henry Ford Health System, a Michigan based health system comprised of six hospitals, a health plan and a wide range of ambulatory and retail and related health services. Mr. Lassiter joined Henry Ford Health System in December 2014 as President and assumed the additional role of CEO in 2016. Prior to joining Henry Ford Health System, he was CEO of Alameda Health System in Oakland, California from 2005 to 2014. Mr. Lassiter currently serves as Board Vice Chair for the Federal Reserve Bank of Chicago, chairs its Governance and Nominating Committee, and also serves on its Audit Committee. He also serves on the board of the Henry Ford Health System and several non-profit organizations, including Invest Detroit, LeMoyne College, Motown Museum, Downtown Detroit Partnership and Detroit Regional Chamber of Commerce.

Qualifications, Skills and Expertise

Mr. Lassiter has extensive executive experience in the U.S. healthcare system, including in governance, strategic planning, market expansion, mergers and acquisitions, performance improvement and corporate turnaround.

Timothy L. Main

Chairman Jabil Circuit, Inc. Age: 63 Director since: 2014

Mr. Main is Chairman of the Board of Directors of Jabil Circuit, Inc., an electronic product solutions company providing comprehensive electronics design, manufacturing and management services to global electronics and technology companies. Mr. Main was Chief Executive Officer of Jabil from 2000 until 2013. As CEO, Mr. Main led Jabil’s growth strategy, increasing annual revenues nearly five-fold to reach $17 billion in 2012, and expanding in Asia and other emerging markets.

Qualifications, Skills and Expertise

Mr. Main has extensive executive experience, including in international, capital markets, technology, operations, corporate governance, strategic planning and general management in a complex industry.

2021 Proxy Statement	2

Denise M. Morrison

Founder, Denise Morrison & Associates Retired President and CEO Campbell Soup Company Age: 67 Director since: 2019

Ms. Morrison is the founder of Denise Morrison & Associates, LLC, a consulting firm. She retired in 2018 as the President and Chief Executive Officer of Campbell Soup Company. Ms. Morrison joined Campbell in 2003, where she held positions of increasing responsibility. Prior to joining Campbell, she held executive management positions at Kraft Foods, Inc. from 2001 to 2003. Ms. Morrison is a director of Visa, Inc. and MetLife, Inc., and served as a director of Campbell Soup Company from 2010 to 2018 and a director of The Goodyear Tire & Rubber Company from 2005 to 2010. She is a member of the Board of Trustees for Boston College, the Advisory Counsel for Just Capital, the Advisory Board for Tufts Friedman School of Nutrition Science and Policy and The Business Council. Ms. Morrison currently serves on the New Jersey Restart and Recovery Commission. She served on President Trump’s Manufacturing Jobs Initiative as well as President Obama’s Export Council.

Qualifications, Skills and Expertise

Ms. Morrison has extensive executive experience, including in consumer focus, corporate governance, general management and strategic planning, operations and marketing, with multinational corporations operating in consumer-focused, regulated industries.

Gary M. Pfeiffer

Retired Senior Vice President and CFO E.I. du Pont de Nemours and Company Age: 71 Director since: 2004

Mr. Pfeiffer retired in 2006 as the Senior Vice President and Chief Financial Officer of E.I. du Pont de Nemours and Company. He joined DuPont in 1974, where he held positions of increasing responsibility in finance and international operations, as well as in various DuPont divisions. Mr. Pfeiffer served as Secretary of Finance for the state of Delaware from January through June 2009. Mr. Pfeiffer served as a director of Internap Corporation from 2007 to 2020, TerraVia Holdings, Inc. from 2014 to 2017 and Talbots, Inc. from 2005 to 2012. He served as the non-executive Chair of the Board of Directors of Christiana Care Health System, a regional hospital system located in Delaware, from 2012 to 2016.

Qualifications, Skills and Expertise

Mr. Pfeiffer has extensive executive experience, including in capital markets, corporate finance, accounting, international operations, and strategic planning, with a multinational corporation operating in complex industries.

3	2021 Proxy Statement

Timothy M. Ring

Retired Chairman and CEO C. R. Bard, Inc. Age: 63 Director since: 2011

Mr. Ring retired in 2017 as Chairman and Chief Executive Officer of C. R. Bard, Inc., positions in which he had served since 2003. He is a director of Becton, Dickinson and Company, and was director of C. R. Bard, Inc. from 2003 to 2017 and CIT Group Inc. from 2005 to 2009. Mr. Ring is a co-founder of TeamFund, Inc., an impact fund and non-profit focused on delivering medical technology to Sub-Saharan Africa and India.

Qualifications, Skills and Expertise

Mr. Ring has extensive executive experience, including in corporate governance, strategic planning and international operations, with a multinational corporation operating in the healthcare industry.

Stephen H. Rusckowski

Chairman, CEO and President Quest Diagnostics Incorporated Age: 63 Director since: 2012

Mr. Rusckowski has been Chief Executive Officer and President of Quest Diagnostics since May 2012 and Chairman of the Board since January 2017. From November 2006 to May 2012, Mr. Rusckowski was the Chief Executive Officer of Philips Healthcare, the largest unit of Royal Philips Electronics, and a member of the Board of Management of Royal Philips Electronics and its Executive Committee. He joined Philips when it acquired Agilent’s Healthcare Solutions Group in 2001, and was the CEO of Philips Imaging Systems business group before assuming his role as CEO of Philips Healthcare. Mr. Rusckowski served as the Chairman of the American Clinical Laboratory Association from March 2014 to March 2017. He was a director of Xerox Corporation from 2015 to 2018 and was a director of Covidien plc from December 2013 to January 2015.

Qualifications, Skills and Expertise

Mr. Rusckowski has extensive executive experience, including in strategic planning and international operations, with multinational corporations operating in the healthcare industry.

2021 Proxy Statement	4

Helen I. Torley, M.B. Ch.B., M.R.C.P

President and CEO Halozyme Therapeutics, Inc. Age: 58 Director since: 2018

Dr. Torley has, since 2014, been President and Chief Executive Officer of Halozyme Therapeutics, Inc., a biotechnology company focused on novel biological and drug delivery approaches. Prior to joining Halozyme, Dr. Torley served as Executive Vice President and Chief Commercial Officer for Onyx Pharmaceuticals from August 2011 to December 2013, where she was responsible for the development of Onyx’s commercial capabilities in the United States, Europe and Asia Pacific regions. Prior to Onyx, Dr. Torley spent 10 years in management positions at Amgen Inc., most recently serving as Vice President and General Manager of the US Nephrology business unit from 2003 to 2009 and the U.S. Bone Health business unit from 2009 to 2011. Prior to 2003, she held various senior management positions at Bristol-Myers Squibb and Sandoz/Novartis, and was in medical practice as a senior registrar in rheumatology at the Royal Infirmary in Glasgow, Scotland. Dr. Torley is a director of Halozyme Therapeutics, Inc., and she served as a director of Relypsa, Inc. from 2015 to 2016.

Qualifications, Skills and Expertise

Dr. Torley has extensive executive experience, including in general management, strategic planning and commercial operations, with multinational corporations operating in the healthcare industry.

Gail R. Wilensky, Ph.D.

Senior Fellow Project Hope Age: 77 Director since: 1997

Dr. Wilensky is a Senior Fellow at Project HOPE, an international non-profit health foundation, which she joined in 1993. From 2008 through 2009, Dr. Wilensky served as President of the Defense Health Board, an advisory board in the Department of Defense. From 1997 to 2001, she was the chair of the Medicare Payment Advisory Commission. From 1995 to 1997, she chaired the Physician Payment Review Commission. In 1992 and 1993, Dr. Wilensky served as a deputy assistant to the President of the United States for policy development relating to health and welfare issues. From 1990 to 1992, she was the administrator of the Health Care Financing Administration where she directed the Medicare and Medicaid programs. Dr. Wilensky is a director of UnitedHealth Group and ViewRay, Inc. She served as a director of Manor Care Inc. from 1998 until 2009, Gentiva Health Services, Inc. from 2000 until 2009, Cephalon Inc. from 2002 to 2011 and SRA International, Inc. from 2005 to 2011. Dr. Wilensky also served as a Commissioner of the World Health Organization’s Commission on the Social Determinants of Health and as the Non- Department Co-Chair of the Defense Department’s Task Force on the Future of Military Health Care.

Qualifications, Skills and Expertise

Dr. Wilensky has extensive experience, including in strategic planning, as a senior advisor to the U.S. government and private enterprises regarding healthcare issues and the operation of the U.S. healthcare system.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH NOMINEE. PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR EACH NOMINEE UNLESS OTHERWISE INSTRUCTED.

5	2021 Proxy Statement

Governance Practices

The Board believes that good corporate governance, designed to protect and enhance stockholder value, is important. The Company has strong corporate governance structures, processes, policies and practices. We engage with our stockholders and listen to their concerns. Our Board benefits from knowledgeable independent directors.

The Board has adopted Corporate Governance Guidelines to enhance its own effectiveness and to demonstrate its commitment to strong corporate governance for the Company. The Board reviews these Guidelines no less frequently than annually, including in response to changing regulatory requirements, evolving practices and the concerns of our stockholders. The Company also has adopted a Code of Ethics applicable to all directors, officers and employees. The Corporate Governance Guidelines and Code of Ethics are published on our website at www.QuestDiagnostics.com.

Corporate Governance Highlights
Board Practice
Commitment to board refreshment – six new directors since 2014, each with significant CEO experience
Nine of ten directors are independent
Five of ten directors are women or ethnically diverse
Cybersecurity Committee of the Board since 2019
Annual election of entire board
Majority voting standard for director elections
Annual assessment of Board and Committee structure and performance
Lead Independent Director with clearly defined role and robust responsibilities
Regular executive sessions for independent directors only, presided over by Lead Independent Director
Independent directors receive a majority of their annual compensation in equity to further align their interests with our stockholders’ interests
Committee assignments are regularly reviewed and selected with a view to continuity and diversity
Annual reviews of succession planning and development of management personnel
Stockholder Matters
Proxy access right for stockholders
Stockholder right to call a special meeting of stockholders
No “poison pill” stockholders’ rights plan
No supermajority voting requirements
Annual say-on-pay vote
Active stockholder engagement
Procedural Best Practices
Committees report on their activities to the Board at each Board meeting
Director education programs conducted by third parties provided for our directors
Public disclosure of corporate political contributions policy and information regarding corporate political expenditures
Board materials provided to directors in advance of meetings to allow preparation for discussion of items
Board portal enhances the Board’s efficiency, access to information, security and communication
Independent directors have unlimited access to officers and employees of the Company
Board and committees have access to and the authority to retain independent legal, financial or other advisors

2021 Proxy Statement	6

Inclusion, Diversity and Corporate Social and Environmental Responsibility

The Company and the Board take seriously the responsibility of corporate stewardship, which includes promoting a healthier world, building value for all stakeholders, and creating an inspiring and inclusive workplace. The Company has a deep commitment to its patients, employees, communities and the environment. The Company aims to do business in an environmentally sustainable, socially responsible manner and make a difference in the communities in which it operates.

Corporate Responsibility Highlights
Awards and Recognition

Named as one of Fortune’s World’s Most Admired Companies in 2021 for the seventh consecutive year
Received a perfect score on the Human Rights Campaign Foundation Corporate Equality Index 2021 earning the distinction of being a Best Place to Work for LGBTQ Equality
Ranked as one of Forbes America’s Best Employers
Achieved Gold status in American Heart Association’s Workplace Health Achievement Index in 2020, for the third consecutive year
Included in the most recent Newsweek Green Rankings for the 7th consecutive year
Achieved Cancer Gold Standard accreditation from the CEO Roundtable on Cancer
Named a DiversityInc Noteworthy Company in 2017, 2018 and 2019
Sole 2020 winner of the prestigious C. Everett Koop National Health Award, which is given to health programs that deliver significant health improvements and business results

Promoting a Healthier World, Building Value, and Creating an Inspiring Workplace

Approximately 72% of employees are women and approximately 51% of U.S. employees are people of color
Eleven Employee Business Networks (including Pan Asian Leaders, African-American Business Leaders, DiverseAbilities, Hispanic/Latino and Women in Leadership) that work closely with our talent acquisition team to bring in diverse talent and support them through targeted mentoring and training programs
GreenQuest Sustainability Policy works to conserve resources and minimize the negative impact of our operations and facilities on the environment through pollution prevention, energy efficiency, fleet conservation, and strategic sourcing
Environment, Health and Safety program reduces risk of employee injury
Patient Assistance Program tailors solutions for uninsured or underinsured patients based on individual circumstances
“Action with Integrity” Code of Ethics reflects the Company’s commitment to operate as a trustworthy, transparent and ethical organization
Collaborations with nonprofit organizations improve access to care through donated services, charitable giving, and thought leadership
Launched Quest for Health Equity, a multi-year, $100 million-plus initiative to help reduce health disparities in underserved American communities
Employee volunteer program Quest Community Action Network, with chapters across the country, has raised millions of dollars for worthwhile causes
Further support employee service with the Company’s “Dollars for Doers” and Matching Gifts program, which provide funds to hundreds of nonprofit organizations that share the Company’s commitment to empowering better health and fostering inclusion

More information regarding the Company’s commitment to inclusion and diversity and corporate responsibility can be found in the Company’s 2019 Environmental, Social, and Governance Report, which is available on the Company’s website at www.QuestDiagnostics.com.

7	2021 Proxy Statement

Director Independence

The Board assesses the independence of each director annually, and of each director nominee, in accordance with the Company’s Corporate Governance Guidelines and New York Stock Exchange (“NYSE”) listing standards. The independence guidelines in the Corporate Governance Guidelines are consistent with the independence requirements in the NYSE listing standards and include guidelines as to categories of relationships that are considered not material for purposes of director independence.

All members of the Audit and Finance Committee, the Governance Committee, and the Compensation Committee must be independent under NYSE listing standards and the Company’s Corporate Governance Guidelines. Pursuant to the charters of the Audit and Finance Committee and the Compensation Committee, respectively, members of these committees also must satisfy separate independence standards based on requirements of the Securities and Exchange Commission (“SEC”) and NYSE, respectively.

The Board has determined that a substantial majority (nine of ten) of our directors are independent. Each member, including the chair, of each of the Audit and Finance Committee, the Compensation Committee, the Governance Committee, the Cybersecurity Committee and the Quality, Safety and Compliance Committee qualifies as independent, including under the committee-specific independence requirements discussed above. In making its determinations as to the independence of the directors, the Board reviewed relationships between the Company and each of them, including ordinary course commercial relationships in the last three years between the Company and the entities of which each of Mr. Lassiter and Dr. Torley is an executive officer; these relationships did not exceed a certain amount of that entity’s gross revenues in any year.

The Board has determined the following directors to be independent:

Vicky B. Gregg	Timothy M. Ring
Wright L. Lassiter III	Daniel C. Stanzione, Ph.D.
Timothy L. Main	Helen I. Torley, M.B. Ch.B, M.R.C.P.
Denise M. Morrison	Gail R. Wilensky, Ph.D.
Gary M. Pfeiffer

Mr. Rusckowski, who is the Company’s Chief Executive Officer and President, is not independent. Dr. Stanzione is not standing for reelection at the Annual Meeting.

Stockholder Access

Stockholders and any other person may communicate with the Board by sending comments to our Lead Independent Director through the web form available at www.questdiagnostics.com/home/contact/Lead-Independent-Director, or by writing to the full Board or any individual director or any group or committee of directors, c/o Corporate Secretary, 500 Plaza Drive, Secaucus, New Jersey 07094. Communications received are automatically routed to our Lead Independent Director with a copy to our General Counsel and Corporate Secretary. The Lead Independent Director determines whether any such communication should be distributed to other members of the Board. Communications received by the Corporate Secretary addressed as set forth above, other than communications unrelated to the duties and responsibilities of the Board, are forwarded to the intended directors. Further, our Corporate Governance Guidelines publicly affirm the Board’s long-standing approach of being available for discussions with stockholders in appropriate circumstances.

The Audit and Finance Committee established a procedure whereby complaints and concerns with respect to accounting, internal controls and audit matters may be submitted to the Audit and Finance Committee. All communications received by a director relating to the Company’s accounting, internal controls or audit matters are immediately forwarded to the Chairman of the Audit and Finance Committee and are investigated and responded to in accordance with the procedures established by the Audit and Finance Committee. In addition, the Company has established a hotline (known as CHEQline) pursuant to which employees can anonymously report accounting, internal controls, and financial irregularities (as well as compliance concerns on other laws).

Our Corporate Governance Guidelines provide that directors are encouraged and expected to attend the Annual Meeting. All of our directors then in office attended the 2020 virtual annual stockholders meeting.

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Board Nomination Process

The Governance Committee is responsible for reviewing with the Board, on an annual basis, the composition of the Board as a whole and whether the Company is being well served by the directors, taking into account each director’s independence, skills, experience, tenure, availability for service to the Company and other factors the Governance Committee deems appropriate. The Governance Committee is responsible for recommending director nominees to the Board, including re-nomination of persons who are already directors. The Governance Committee does not set specific, minimum qualifications that nominees must meet in order for the Governance Committee to recommend them to the Board, but rather believes that each nominee should be evaluated based on his or her own merits, taking into account the Company’s needs, Board succession planning considerations, and the overall composition of the Board, which includes an analysis of current directors’ skills and experience. Recommendations are made by the Governance Committee in accordance with the Company’s Corporate Governance Guidelines, which set forth the Company’s philosophy regarding Board composition and identify key qualifications and other considerations. The Governance Committee believes that the Board should be comprised of individuals whose backgrounds and experience complement those of other Board members, and considers whether a prospective nominee promotes a diversity of talent, skill, tenure, expertise, background, perspective and experience, as well as diversity with respect to age, gender identity, race, ethnicity, place of residence, sexual orientation and specialized experience. The Governance Committee does not assign specific weights to particular criteria and nominees are not required to possess any particular attribute.

The key qualifications and other considerations set forth in the Company’s Corporate Governance Guidelines are set forth below.

Key Qualifications and Other Considerations for Directors

•  Reputation for highest ethical standards and integrity consistent with Quest Diagnostics’ values of Quality, Integrity, Innovation, Accountability, Collaboration and Leadership

•  Independence

•  Prior experience as a director or executive officer of a public company

•  Number of current board positions and other time commitments

•  Overall range of skills, experience and seniority represented by the Board as a whole

• Relevant experience such as:

○ Chief Executive Officer or Chief Operating Officer (or similar responsibilities), current or past

○ Demonstrated expertise in business function(s) such as sales, operations, finance, strategy, legal or human resources

○ Medical practitioner and/or science and health thought leader

In recruiting and selecting a Board candidate, as a supplement to the key qualifications and other considerations for director candidates outlined in the Corporate Governance Guidelines, the Governance Committee considers other important skills and professional experiences to determine whether a candidate has skills and experience well-suited for the expected needs of the Board, including whether the skills and experience complement those of the other Board members or nominees. The table below includes, for each director nominee, an illustrative, non-exhaustive listing of supplemental skills and experiences that the Board considered most relevant when nominating that nominee. Although a check mark indicates that the Board relied upon the specific skill or experience in making its decision, the absence of a check mark does not mean the nominee does not possess the specific skill or experience. The biographies beginning on page 1 provide more information on each nominee’s skills and experience.

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	Gregg	Lassiter	Main	Morrison	Pfeiffer	Ring	Rusckowski	Torley	Wilensky
Skills and Experience
Accounting
Advisory
Capital Markets
Consumer Focus
Corporate Governance
Executive
Finance
General Management
Government
Healthcare
International
Operations
Strategic Planning

The Governance Committee regularly reviews the Board’s composition to ensure that we continue to have the right mix of skills, diversity, background and tenure reflected on the Board. Our Board’s membership represents a balanced approach to director tenure, allowing the Board to benefit from the experience of longer-serving directors as well as the fresh perspectives of newer directors. The composition of the director nominee group with respect to tenure and ethnic and gender diversity are shown below:

The Board is committed to fostering diversity of the Board. In addition to valuing diversity of talent, skill, tenure, expertise and experience, the Board seeks to include directors with diverse backgrounds, including with respect to race, ethnicity, age, gender identity and sexual orientation, in order to ensure that diverse perspectives are included on the Board. When conducting searches for new directors, it is the Board’s policy to actively and routinely seek a diverse candidate pool, including women and ethnically diverse candidates. The Board assesses the effectiveness of this process each time a new director is nominated to join the Board.

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Process for Nominating New Candidates for Director
Board identifies the need to add a new Board member

Governance Committee identifies, assesses, and ranks candidates

•  Seeks input from Board members

•  Considers recommendations submitted by other sources, including stockholders

•  May hire third-party search firms to assist in identifying and evaluating candidates for nomination

Interview of candidates by
• Chief Executive Officer and Chairman	• Other Board members
• Lead Independent Director	• Members of senior management may also interview candidates

Governance Committee reassesses the candidates and makes recommendation to the Board

Board determines whether candidate is elected to the Board or is nominated for election by stockholders

The Governance Committee considers suggestions from many sources, including stockholders, regarding possible candidates for director. Stockholders may recommend candidates for consideration as director by sending comments to our Lead Independent Director through the web form available at www.questdiagnostics.com/home/contact/Lead-Independent-Director or writing to the full Board or any independent Board member, c/o Corporate Secretary, 500 Plaza Drive, Secaucus, New Jersey 07094. The recommendation should contain the proposed nominee’s name, biographical information and relationship to the stockholder. The Governance Committee evaluates stockholder recommendations for director candidates in the same manner as other director candidate recommendations. Stockholders may also nominate director candidates. See “Frequently Asked Questions” beginning on page 63 for information regarding the process and deadline for stockholders to submit director nominations for the 2022 annual meeting of stockholders.

Board Committees

During 2020, the Board held 14 meetings, reflecting its high level of engagement in connection with the COVID-19 pandemic. In order to fulfil its responsibilities, the Board has delegated certain authority and responsibilities to its standing committees. There are six standing committees. In 2020, each nominee attended at least 75% of the meetings of the Board and the Board committees on which he or she served held during the period such director was in office. Any director may attend meetings of any committee of which the director is not a member.

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For each year, a schedule of Board meetings is established before the year begins. Committee meetings are generally scheduled for the day before, or the day of, meetings of the full Board, except that meetings of the Executive Committee are scheduled only when needed. The Board and each committee also hold such additional meetings as the Board or committee, respectively, determines necessary or appropriate.

Dr. Daniel C. Stanzione, our Lead Independent Director, current chair of the Executive Committee and the Governance Committee and member of the Audit and Finance Committee and the Cybersecurity Committee, will retire from the Board at the Annual Meeting. Subject to reelection at the Annual Meeting, Timothy M. Ring will become the chair of the Executive Committee and the Governance Committee and continue as a member of the Compensation Committee, Vicky B. Gregg will become the chair of the Compensation Committee and Denise M. Morrison will become a member of the Cybersecurity Committee.

Set forth below is a brief description of each standing committee and its function, its membership and the number of meetings it held during 2020. Additional information about the committees can be found in their charters, which are available on our website at www.QuestDiagnostics.com.

Audit and Finance Committee
Number of 2020 Meetings: 13 Gary M. Pfeiffer (Chair) Timothy L. Main Daniel C. Stanzione* Gail R. Wilensky Wright L. Lassiter, III *Dr. Stanzione is retiring from the Board.	This committee:

	•	Monitors the quality and integrity of the financial statements and financial reporting procedures of the Company.
	•	Oversees management’s accounting for the Company’s financial results and reviews the timeliness and adequacy of the reporting of those results and related judgments.
	•	Oversees the internal audit function and makes inquiry into the audits of the Company’s books performed internally and by the outside independent registered public accounting firm.
	•	Has primary oversight responsibility for the Company’s enterprise risk management program.
	•	Appoints the independent registered public accounting firm, monitors its qualifications, independence and performance, approves its compensation and pre-approves the services it performs.
	•	Reviews with the Company’s independent registered public accounting firm, and informs the Board of, any significant accounting and audit matters, including critical accounting policies and judgments.
	•	Advises and makes recommendations with regard to certain financing transactions and other significant financial policies and actions.
	•	Reviews the Company’s insured risk programs, including regarding cybersecurity.
	•	Establishes procedures for the receipt, retention and treatment of complaints relating to accounting and internal accounting controls, and for the confidential, anonymous submission by employees of concerns regarding accounting or audit matters.
	•	Reviews and reports to the Board on the Company’s management of its financial resources.
	•	Annually reviews its own performance.
The Board has determined that Mr. Pfeiffer qualifies as an “audit committee financial expert” as defined by the SEC. For a description of the experience of Mr. Pfeiffer, see “Proposal No. 1—Election of Directors” beginning on page 1.

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Compensation Committee
Number of 2020 Meetings: 7 Timothy M. Ring (Chair)* Vicky B. Gregg* Denise M. Morrison Helen I. Torley *Ms. Gregg will become Chair and Mr. Ring will remain a member following the Annual Meeting.	This committee:
	•	Reports to the Board with respect to the performance of the Chief Executive Officer and reviews and approves the compensation of the Chief Executive Officer based on the directors’ evaluation of the Chief Executive Officer and the Company’s financial performance, competitive compensation data and other factors.
	•	Oversees the performance of the Company’s other senior management team members and annually reviews and approves their annual base salary, annual incentive compensation and long-term incentive compensation.
	•	Annually reviews the compensation arrangements for the Company’s senior management team members to assess whether they encourage risk taking that is reasonably likely to have a material adverse effect on the Company.
	•	Annually reviews and recommends to the Board the compensation of the Company’s non-employee directors.
	•	Administers, or makes recommendations to the Board regarding, the equity-based, incentive compensation and retirement plans, policies and programs of the Company. The committee may delegate the administration of plans, policies and programs as appropriate, including to executive officers of the Company and to the Company’s Human Resources department.
	•	Supports the Board in the senior management succession planning process.
	•	Reviews and approves, for senior management team members, employment agreements, severance benefits and other special benefits.
	•	Annually reviews its own performance.
For more information regarding the Company’s processes and procedures for executive compensation, including regarding the role of executive officers and compensation consultants in connection with determining or recommending executive and director compensation, see “Compensation Discussion and Analysis” beginning on page 23.

Cybersecurity Committee

Number of 2020 Meetings: 5

Timothy L. Main (Chair)
Gary M. Pfeiffer
Daniel C. Stanzione*

*Dr. Stanzione is retiring from the Board and Denise M. Morrison will become a member following the Annual Meeting.

This committee:
•	Reviews the status and progress of the Company’s cybersecurity program.
•	Reviews the Company’s management of risks and compliance with legal and regulatory requirements and industry standards related to its information technology security systems and processes.
•	Oversees management’s implementation of enhancements, as necessary, to the Company’s cybersecurity program.
•	Annually reviews its own performance.

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Executive Committee
Number of 2020 Meetings: 4 Daniel C. Stanzione (Chair)* Gary M. Pfeiffer Stephen H. Rusckowski *Dr. Stanzione is retiring from the Board and Mr. Ring will become Chair following the Annual Meeting.	This committee may act for the Board, except with respect to certain major corporate matters such as mergers, election of directors, removal of directors or the Chief Executive Officer, amendment of the Company’s charter or by- laws, declaration of dividends and matters delegated to other Board committees.

Governance Committee

Number of 2020 Meetings: 5

Daniel C. Stanzione (Chair)*
Timothy L. Main
Gary M. Pfeiffer
Timothy M. Ring
Gail R. Wilensky

*Dr. Stanzione is retiring from the Board and Mr. Ring will become Chair following the Annual Meeting and Ms. Gregg will become a member following the Annual Meeting.

This committee:
•	Identifies individuals qualified to become Board members, and reviews and recommends possible candidates for Board membership, taking into account such criteria as independence, diversity, age, skills, occupation and experience in the context of the needs of the Board.
•	Reviews the structure of the Board, its committee structure and overall size.
•	Monitors developments in corporate governance.
•	Reviews the Company’s Corporate Governance Guidelines and recommends to the Board such changes to the Guidelines, if any, as the committee may determine.
•	Recommends to the Board assignments of directors to Board committees.
•	Reviews relationships and transactions of directors, executive officers and senior financial officers for possible conflicts of interest.
•	Reviews and approves transactions or proposed transactions in which a related person is likely to have a direct or indirect material interest pursuant to the Company’s Statement of Policy and Procedures for the Review and Approval of Related Person Transactions.
•	Oversees the Board and each Board committee in their annual self- evaluation.
•	Oversees the Company’s engagement efforts with stockholders and other key stakeholders.
•	Annually reviews its own performance.

Quality, Safety and Compliance Committee
Number of 2020 Meetings: 5	This committee:

Gail R. Wilensky (Chair) Vicky B. Gregg Wright L. Lassiter Denise M. Morrison* Helen I. Torley	•	Reviews the organization, responsibilities, plans, results, budget and staffing of the Company’s Compliance Department, and reviews significant reports to management, or summaries thereof, regarding

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Quality, Safety and Compliance Committee
*Denise M. Morrison will no longer be a member following the Annual Meeting.		the Company’s compliance policies, practices, procedures and programs and management’s responses thereto.
	•	Reviews the adequacy, performance, and effectiveness of our medical quality policies and programs.
	•	Reviews the Company’s policies, programs and performance relating to environmental health and safety, equal opportunity employment practices, fraud and abuse, and corporate political contributions.
	•	Monitors significant external and internal investigations of the Company’s business as they relate to possible violations of law by the Company or its directors, officers, employees or agents.
	•	Monitors significant regulatory, legislative and legal developments affecting the Company’s business.
	•	Monitors material legal matters and compliance with legal and regulatory requirements, and coordinates with the Audit and Finance Committee regarding the same.
	•	Annually reviews its own performance.

Board Leadership Structure

At Quest Diagnostics, we recognize the importance of good corporate governance and value the leadership and input of the independent members of our Board of Directors. Stephen H. Rusckowski, our Chief Executive Officer and President, serves as Chairman of the Board of Directors, and Dr. Daniel C. Stanzione, Ph.D. serves as Lead Independent Director. Dr. Stanzione will retire from the Board at the Annual Meeting. The independent members of the Board have appointed Timothy M. Ring to be the Lead Independent Director following the Annual Meeting, pending his reelection to the Board. The Board of Directors currently believes that having our CEO and President serve as Chairman as well as having a Lead Independent Director helps the administration and organization of the Board and facilitates the effective performance of its duties, including the activities of the independent directors. The Board has revised its leadership structure from time to time and retains the flexibility to revise its leadership structure if, in the exercise of its fiduciary duties, the Board believes that such revision is appropriate. Our Lead Independent Director has a robust set of responsibilities, set forth in our Corporate Governance Guidelines.

Principal Responsibilities of the Lead Independent Director

•  Participates with the Chairman of the Board and CEO in the preparation of the agendas for Board meetings, and has the authority to call meetings of the independent directors

•  Serves as a member of the Board’s Executive Committee

•  Coordinates providing timely feedback from the directors to the Chairman of the Board

•  Presides over all executive sessions of the independent directors and all Board meetings in the absence of the Chairman of the Board

•  Takes a leading role in the process of evaluating the Board, and leads the independent directors in the annual evaluation of the performance of the CEO and President

•  Interviews candidates for the Board

•  Serves as the principal contact for stockholder communications with the independent directors

•  Monitors, and if appropriate discusses with the other independent directors, communications received from stockholders and others

We also have other mechanisms in place to promote the appropriate level of independence and oversight in Board decisions. See “Corporate Governance Highlights” on page 6.

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Board Oversight of Company Culture and Human Capital

The Board is committed to fostering a strong culture of compliance and ethical conduct and has structured its committees and their activities to support its commitment. The Board supports management’s promotion of a corporate culture of integrity, ethical behavior and compliance with laws and regulations and for ensuring that the Company’s culture and its strategy are aligned. The Board expects all directors, as well as officers and employees, to conduct themselves in a manner consistent with our Code of Ethics and our values. The Board believes that a strong culture of integrity, ethics and compliance is fundamental to the conduct of the Company’s business, and is necessary for effective risk management, maintaining investor trust, and successful corporate governance.

Creating an inspiring workplace is one of our three corporate goals, and this goal drives our approach to human capital management. Effectively managing our human capital resources is a priority with key components that include culture, safety and well-being programs, employee engagement, and development and succession planning. Our Board actively engages in oversight of our human capital management, including by receiving management reports on key areas, strategies and initiatives. Additional information about our human capital management strategies and initiatives is available in our 2020 Annual Report on Form 10-K and our 2019 Environmental, Social, and Governance Report, each of which is available on our website at www.QuestDiagnostics.com.

Board, Committee and CEO Evaluation Process

The Board conducts an annual self-evaluation of its performance and effectiveness. Each of the Audit and Finance Committee, the Compensation Committee, the Governance Committee, Cybersecurity Committee and the Quality, Safety and Compliance Committee, pursuant to its charter, also conducts an annual self-evaluation of its performance and effectiveness, and reports to the Board the results of the self-evaluation. The Governance Committee is tasked with establishing criteria and processes for and overseeing the annual self-evaluation of the Board and the committees. Each year, the Governance Committee discusses the appropriate approach for that year’s Board and committee evaluations.

Prior to the meeting at which each annual self-evaluation occurs, each member of the Board and the committees receives a discussion outline, which encourages the directors to consider the Board’s or committee’s structure, processes, overall effectiveness, and improvement since the previous year’s assessment. In addition, our General Counsel discusses individually with each director the self-evaluation items and compiles feedback received for discussion with the Lead Independent Director. At the meeting, the Lead Independent Director or the committee chair, as applicable, leads a discussion guided by the outline provided, and the Board or committee, as applicable, identifies action items as well as items for further review.

Periodically, the Board engages an independent consultant to assist with the evaluation, including evaluating individual director performance. When the Board evaluates individual director performance, input from other directors and senior management is considered, in a process that protects anonymity to ensure honest feedback. In these situations, the independent consultant and the Lead Independent Director together review the results of the individual director evaluations with the individual directors. The Lead Independent Director reviews the remaining items with the Board and assists the Board in identifying action items as well as items for further review.

In addition, the Compensation Committee, pursuant to its charter, conducts an annual review of the Chief Executive Officer’s performance, receives input on the review from the Board, and reports the results of its review to the Board. Pursuant to our Corporate Governance Guidelines, the Board, led by the Lead Independent Director, reviews the Compensation Committee’s report in order to ensure that the Chief Executive Officer is providing the necessary leadership for the Company in light of the Company’s current and longer term goals. The Board then provides feedback to the Chief Executive Officer regarding his performance.

Board Role in Risk Oversight

The Board and its committees play an active role in overseeing the Company’s key risks, as discussed in the table below. The Board has considered its role in risk oversight in determining the current Board leadership structure. The Company’s management is responsible for risk management, which it does through a committee of senior managers that

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leads the Company’s enterprise risk management program; the program is discussed in the Company’s Annual Report on Form 10-K. The program is designed to identify and address the Company’s key risks from time to time; key risks currently include without limitation: medical quality, cybersecurity and business continuity.

Roles of the Board and its Committees in Risk Oversight
Board of Directors

•     Annually reviews our enterprise risk management program.

•     Receives regular updates from management and the committees below regarding their activities with respect to the program.

Audit and Finance Committee	Quality, Safety and Compliance Committee

•    Has been delegated primary responsibility for overseeing our enterprise risk management program by the Board.

•     Receives regular updates from management regarding our enterprise risk management program, including with respect to business continuity.

•     Regularly oversees compliance with securities and accounting rules and regulations.

•     Reviews the adequacy and effectiveness of policies and programs to ensure compliance with laws and regulations applicable to our business (other than with respect to securities and accounting).

•     Oversees the Company’s data privacy program.

•     Reviews the adequacy and effectiveness of our medical quality program.

•     Receives regular reports from management regarding these topics.

Compensation Committee	Cybersecurity Committee

•     Annually reviews compensation arrangements for members of our senior management team.

•     Assesses whether such compensation arrangements encourage risk taking that is reasonably likely to have a material adverse effect on the Company.

•     Oversees risk management and compliance with respect to information security systems and processes.

•     Reviews adequacy and effectiveness of our cybersecurity program and regularly receives reports from management on cybersecurity matters.

Related Person Transactions

The Company has a written policy pursuant to which it evaluates proposed transactions involving a related person and the Company in which the amount involved exceeds $120,000. A related person is any director or executive officer of the Company, any immediate family member of a director or executive officer, or any person who owns 5% or more of the Company’s outstanding common stock. The office of the General Counsel is primarily responsible for the administration of the policy and for determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. Certain transactions are defined not to be related person transactions under the policy.

The Governance Committee reviews any proposed transaction in which a related person has a direct or indirect material interest, except for any compensation arrangements involving an immediate family member of a director or an executive officer. In the event that the General Counsel becomes aware of a related person transaction not approved in advance, the General Counsel will arrange for the related person transaction to be reviewed at the next regularly scheduled meeting of the Governance Committee. Any member of the Governance Committee who is a related person with respect to a transaction under review may not participate in any review, consideration or approval of the transaction.

In considering any related person transaction, the Governance Committee determines whether the transaction is fair to the Company. In considering a proposed transaction involving a director or the immediate family member of a director, the Governance Committee also assesses whether the proposed transaction could reasonably be expected to impact the

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independence of the director under the Company’s Corporate Governance Guidelines, the NYSE listing standards or other applicable rules.

Compensation arrangements involving an immediate family member of an executive officer are reviewed and approved by the Chief Executive Officer and the Senior Vice President, Chief Human Resources Officer, unless such person is an immediate family member of the Chief Executive Officer, in which case the compensation arrangement is approved by the Compensation Committee. Compensation arrangements involving an immediate family member of a director are reviewed and approved by the Compensation Committee.

Policies Regarding Hedging and Pledging our Common Stock; Window Periods

Our directors and executive officers are prohibited from pledging the Company’s common stock to secure a loan and from holding such stock in a margin account. Our directors and employees, including executive officers, are prohibited from entering into transactions or purchasing financial instruments that are expected to hedge or offset, or designed to hedge or offset, a decline in our common stock price, including, but not limited to, the use of financial derivatives (including, for example, prepaid forward contracts, equity swaps, collars, puts and calls or exchange funds). Our directors and employees, including executive officers, also are prohibited from entering into transactions (including, for example, short sales) that establish downside price protection for our common stock. In addition, our directors and executive officers, as well as certain other employees, generally may purchase or sell Company securities only during permitted window periods (generally beginning on the business day following the issuance of our quarterly earnings releases and continuing until the end of the second month of the fiscal quarter).

2020 Director Compensation Table

Director Compensation Program for 2020. No changes were made in the compensation program for directors for 2020, except that, beginning in 2020, directors no longer had the ability to (i) elect to receive annual retainer fees in stock options or (ii) defer annual retainer fees to a date that is prior to their termination of service as a director. As part of the program of shared sacrifice that the Company adopted in response to the COVID-19 pandemic, our directors voluntarily reduced their cash compensation for the third quarter of 2020 by 25%.

The following table sets forth the 2020 compensation of our non-employee directors then in office. Mr. Rusckowski, our only employee director during 2020, received no additional compensation for serving as director. None of our non-employee directors receives any consulting or other non-director fees from the Company.

Director	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Vicky B. Gregg	105,938	167,981	273,919
Wright L. Lassiter, III	83,533	199,933	283,466
Timothy L. Main	123,750	167,981	291,731
Denise M. Morrison	105,938	167,981	273,919
Gary M. Pfeiffer	146,250	167,981	314,231
Timothy M. Ring	115,781	167,981	283,762
Daniel C. Stanzione	162,656	167,981	330,637
Helen I. Torley	105,938	167,981	273,919
Gail R. Wilensky	125,625	167,981	293,606

(1)	Represents the aggregate grant date fair values of the awards. Each of our non-employee directors then in office received a single award of 1,531 restricted share units (“RSUs”), except for Mr. Lassiter, who also received a pro rata award for the period between his joining the Board and the date of the annual RSU grant, consistent with past practice. RSUs reported in this column were valued based on the average of the high and low prices of our common stock on the grant date. As of December 31, 2020, each non-employee director in office during 2020 held the number of RSUs set forth beside his or her name below.

Ms. Gregg	3,227	Mr. Ring	20,687
Mr. Lassiter	1,901	Dr. Stanzione	3,227
Mr. Main	3,227	Dr. Torley	3,227

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Ms. Morrison	3,807	Dr. Wilensky	3,227
Mr. Pfeiffer	21,705

(2)	No stock options were awarded to our non-employee directors during 2020. As of December 31, 2020, each non-employee director in office during 2020 held options to purchase the number of shares of the Company’s common stock set forth beside his or her name below.

Ms. Gregg	-	Mr. Ring	12,025
Mr. Lassiter	-	Dr. Stanzione	-
Mr. Main	2,037	Dr. Torley	3,260
Ms. Morrison	-	Dr. Wilensky	12,222
Mr. Pfeiffer	-

Annual Cash Retainer Fees. During 2020, our non-employee directors received an annual cash retainer fee. Directors serving on Board committees also received additional retainers for such service, and directors who served as Lead Independent Directors and committee chairs each received an additional fee for such service. All such cash retainer fees were paid at annual rates as set forth in the table below.

	Members	Chair
Board of Directors	• $96,500, payable in quarterly installments of $24,125	• $40,000 (Lead Independent Director)
Audit and Finance Committee	• $13,000	• $30,000
Compensation Committee	• $9,500	• $10,000
Governance Committee	• $7,500	• $7,500
Quality, Safety and Compliance Committee	• $7,000	• $10,000
Executive Committee	• $1,500	• N/A
Cybersecurity Committee	• $7,500	• $7,500

Equity Awards. Each non-employee director participates in the Company’s Long-Term Incentive Plan for Non-Employee Directors (the “Director Plan”). The Director Plan currently authorizes the grant to each non-employee director, on the date of the annual stockholders meeting, of stock options and stock awards covering shares of common stock having an aggregate value on the date of grant not exceeding $500,000. If a person is appointed or elected as a director other than on the date of the annual stockholders meeting, the Board may grant to such director a prorated equity award, in such proportions as the Board may determine. Annual option grants become exercisable, and annual RSUs generally vest and convert to shares of our common stock, in three equal annual installments, beginning on the first anniversary of the grant date, regardless of whether the non-employee director remains a director. The Director Plan also permits the Board to grant to any non-employee director an equity award for any special service as a director (e.g., service on a special purpose committee). Special service awards shall not exceed the grant date value of the annual equity award granted to each non-employee director at the most recent annual meeting of stockholders. The exercise price of all stock options issued under the Director Plan is the fair market value of our common stock on the grant date. Options, once vested, will be exercisable through the tenth anniversary of the date of grant even if the director’s service on the Board terminates.

For 2020, the Board fixed the value of the annual equity award to non-employee directors at $168,000 and determined that the award would be delivered entirely in the form of RSUs. The 2020 award was granted effective May 19, 2020, with each non-employee director receiving an award of 1,531 RSUs.

A non-employee director may elect to receive annual retainer fees in stock awards in lieu of cash. The number of shares issued in lieu of cash for the retainer fees is based on the fair market value of the stock on the date that the cash payment would otherwise be made.

Opportunity to Defer Compensation. Under the Company’s Deferred Compensation Plan for Non-Employee Directors, each non-employee director may elect to defer, until a date specified by the director or until the director’s

19	2021 Proxy Statement

termination of service as a director, the director’s cash compensation or any stock grants awarded pursuant to the Director Plan. If a director specifies a deferral date that is prior to the director’s termination of service, the payout will occur or commence, as applicable, upon termination of service as a director. Cash amounts deferred may be indexed to (i) a cash account under which amounts deferred earn interest, compounded quarterly, at a rate in effect on the first date of each calendar quarter or (ii) the Company’s common stock.

Changes in Director Compensation Program for 2021. After considering the recommendation of the Compensation Committee, which received input from its independent compensation consultant, the Board determined to (i) increase the annual cash retainer fee paid to our non-employee directors to $100,000 (from $96,500), (ii) increase the value of the annual equity award to non-employee directors to $180,000 (from $168,000) and (iii) increase the annual retainer fee paid to members of the Quality, Safety and Compliance Committee to $7,500 (from $7,000).

Stock Ownership Information

We encourage our directors, officers, and employees to own our common stock, which aligns their interests with the interests of our stockholders. The Company maintains stock ownership and retention guidelines for its directors and executive officers. The guidelines call for our directors to beneficially own not less than 6,000 shares of our common stock. Until a director satisfies the minimum shareholding requirement, directors are required to maintain 75% of net shares received from vesting of RSUs and from the exercise of options. For purposes of determining whether a director has met the minimum shareholding requirements, we count shares subject to unvested RSUs, but not shares subject to stock options. The guidelines for our executive officers are discussed in “Compensation Discussion and Analysis” beginning on page 23.

The following tables show the number of shares of the Company’s common stock beneficially owned by (1) each person who is known to the Company to own beneficially more than 5% of the Company’s common stock, (2) each director of the Company and each nominee, (3) each named executive officer and (4) all directors, nominees and executive officers as a group. Information in the table regarding the Company’s directors, nominees and executive officers is provided as of March 10, 2021.

Name	Number of Shares Beneficially Owned	Percentage of Class
The Vanguard Group (1)	14,337,685	10.64
BlackRock, Inc. (2)	11,464,215	8.50

(1)	The business address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355. The ownership information is based on the information contained in the Schedule 13G filed by The Vanguard Group with the SEC on February 10, 2021.

(2)	The business address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055. The ownership information is based on the information contained on a Schedule 13G filed by BlackRock with the SEC on February 1, 2021.

Name	Shares(1)	Shares Subject to Stock Options Exercisable within 60 days(2)	Total(3)	Shares Underlying RSUs(4)
Named Executive Officers
Stephen H. Rusckowski	239,245	549,828	789,073	45,183
Mark J. Guinan	76,429	163,915	240,344	12,365
James E. Davis	37,683	157,321	195,004	12,249
Carrie Eglinton Manner	19,737	120,617	140,354	10,514
Manuel O. Mendez	1,998	22,275	24,273	—
Directors and Nominees
Vicky B. Gregg	10,759	—	10,759	3,227

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Name	Shares(1)	Shares Subject to Stock Options Exercisable within 60 days(2)	Total(3)	Shares Underlying RSUs(4)
Wright L. Lassiter III	—	—	—	1,909
Timothy L. Main	16,361	2,037	18,398	3,227
Denise M. Morrison	—	—	—	4,866
Gary M. Pfeiffer	—	—	—	25,821
Timothy M. Ring	—	12,025	12,025	31,137
Daniel C. Stanzione	25,122	—	25,122	3,227
Helen I. Torley	1,670	3,260	4,930	3,227
Gail R. Wilensky	26,630	12,222	38,852	3,227
All directors, nominees and executive officers as a group (16 persons)	567,099	1,337,838	1,904,937	175,432

(1)	Each person has sole voting power and sole dispositive power.

(2)	Includes shares of common stock which are subject to options issued under the Amended and Restated Employee Long-Term Incentive Plan (the “Employee Plan”) or the Director Plan, as applicable, that were exercisable as of, or would become exercisable within 60 days of, March 10, 2021.

(3)	Each executive officer, director and nominee beneficially owned less than 1% of the shares of common stock outstanding. All directors, nominees and executive officers as a group beneficially owned less than 2% of the shares of common stock outstanding.

(4)	Shares of common stock corresponding to RSUs reported in this column are not considered beneficially owned under SEC rules and are not included in the total column in this table. This column also includes phantom stock units held by directors under the Deferred Compensation Plan for Non-Employee Directors.

21	2021 Proxy Statement

INFORMATION REGARDING EXECUTIVE COMPENSATION

Proposal No. 2—Advisory Resolution to Approve Executive Officer Compensation

The Board of Directors recommends that you vote FOR approval of our 2020 executive compensation.

Section 14A of the Securities Exchange Act entitles stockholders to vote to approve or not approve, on an advisory (non-binding) basis, our executive officer compensation as disclosed in the Compensation Discussion and Analysis and accompanying compensation tables and narrative. We are asking stockholders to approve the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and related narrative disclosure, is hereby APPROVED.

Pay for Performance. As discussed in “Compensation Discussion and Analysis” below, our executive compensation program is designed to pay for performance, to align the interests of our executive officers with the interests of our stockholders and to support the Company’s long- and short-term business goals. Our program reflects many “best practices,” and our executive compensation structure and levels in 2020 clearly demonstrate our commitment to aligning pay and performance.

Advisory Vote. This vote is advisory. We conduct an advisory vote to approve executive officer compensation annually; the next stockholder advisory vote to approve executive compensation will take place at the Company’s 2022 annual meeting of stockholders. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation policies and practices described in this proxy statement. The Board and the Compensation Committee value the opinions of the Company’s stockholders and will take into account the outcome of the vote, in conjunction with such other factors as the Board and the Compensation Committee consider appropriate, in connection with the Company’s executive compensation program.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR THIS PROPOSAL UNLESS OTHERWISE INSTRUCTED.

2021 Proxy Statement	22

Compensation Discussion and Analysis

Executive Summary

Introduction

The Compensation Committee (the “Committee”) determined 2020 compensation for the Company’s named executive officers after considering, among other things, the Company’s performance (including our response to the COVID-19 pandemic), the competitive market for executive talent, and the current environment in the healthcare industry, including in diagnostic information services. We believe that our executive compensation structure, compensation opportunity levels, and pay outcomes in 2020 reflect our firm commitment to align pay with performance, the Company’s financial results and the interests of stakeholders, and also focus management’s attention on implementing our business strategy. Our named executive officers are listed below.

Officer	Title
Stephen H. Rusckowski	Chairman, Chief Executive Officer and President
Mark J. Guinan	Executive Vice President and Chief Financial Officer
James E. Davis	Executive Vice President, General Diagnostics
Carrie Eglinton Manner	Senior Vice President, Advanced Diagnostics
Manuel O. Mendez*	Former Senior Vice President and Chief Commercial Officer

*Mr. Mendez resigned employment effective February 22, 2021.

2020 Company Performance

In a year dominated by the COVID-19 pandemic, we brought critical COVID-19 testing to our country and delivered record revenues, earnings and cash from operations. Significant declines in the Company’s business excluding its COVID-19 testing (the “base business”) early in 2020 recovered rapidly during the summer and fall of 2020, although the base business did not return to 2019 (pre-COVID-19 pandemic) levels. Continued high demand for COVID-19 testing drove our financial performance during the second half of 2020.

2020 Financial Highlights

	Results	Change
Reported:
Net revenues	$9.4BB	22%
Operating income as a percentage of net revenues	20.9%	5%
Diluted earnings per share from continuing operations	$10.47	71%
Cash provided by operations	$2.0BB	61%

Adjusted:
Operating income as a percentage of net revenues	23.4%	6.4%
Diluted earnings per share from continuing operations	$11.18	70%

Annex A includes reconciliations of adjusted measures to measures reported under accounting principles generally accepted in the United States.

COVID-19 Pandemic

In 2020, we were at the forefront of the response to the COVID-19 pandemic, playing a pivotal role to broaden access to laboratory insights to help people lead healthier and safer lives. We provided both molecular diagnostic and antibody serology tests to aid in the diagnosis of COVID-19 and the detection of immune response to the virus, and performed over 30 million of these tests. Beginning in March 2020, we worked closely with federal, state and local governments, healthcare organizations, payers, suppliers, retailers, trade associations and other laboratories in the effort to bring as

23	2021 Proxy Statement

much COVID-19 testing as possible to the American people. We developed COVID-19 testing, built testing capacity and implemented innovative new testing models. We also provided data on COVID-19 testing that we conducted to federal, state and local public health authorities, including the federal Centers for Disease Control and Prevention, and participated in studies with government and private institutions, aiding COVID-19 public health response and research. All of our employees, including our dedicated laboratory professionals, phlebotomists, air fleet team, and couriers took tremendous pride in the role we played and worked tirelessly to help patients and communities access quality COVID-19 testing.

During 2020, we also saw how underserved communities were disproportionately impacted by COVID-19 with tragic consequences. With the Quest Diagnostics Foundation, we launched Quest for Health Equity, a $100 million-plus initiative to reduce health disparities in underserved communities. This multi-year initiative, which will focus on people of color, elderly and homeless populations in locations throughout the United States, will provide a combination of testing services, education programs, alliances and financial support to efforts seeking to find new ways to address health disparities.

Our approach to fighting the pandemic has been rooted in our vision of empowering better health through diagnostic insights. We believe that the challenges we are facing from the COVID-19 pandemic have brought us together, made us a stronger Company and will help us capture the substantial opportunities in front of us. The following table highlights additional 2020 progress on our two-point strategy.

2-Point Strategy	Summary Highlights of 2020 Progress

Accelerate Growth

•  We increased revenues by 22% to $9.44 billion.

•  We increased adjusted diluted EPS by 70% to a record $11.18.

•  We strengthened our relationships with health plans, including establishing a strategic relationship with Anthem to collaborate on a variety of outcomes-based programs designed to create an improved healthcare experience for consumers and healthcare providers and advancing our position with UnitedHealthcare in its Preferred Lab Network.

•  We logged a record amount of new Professional Laboratory Services business, representing larger and longer term agreements than in the past, and implemented new relationships with, among others, Memorial Hermann Health System, Hackensack Meridian Health, Montefiore Nyack Hospital and Goshen Hospital.

•  Although the merger and acquisition environment slowed in 2020 due to the pandemic, we consummated important acquisitions during 2020, including the acquisition of Blueprint Genetics, substantially all the operations of Memorial Hermann Diagnostics Laboratories (the outreach laboratory division of Memorial Hermann Health System), and the remaining 56% interest in Mid America Clinical Laboratories, LLC.

•  Our strategy to deliver the broadest access to diagnostics innovation, and the strength of our Infectious Disease and Immunology Franchise, helped us to deliver COVID-19 testing to our nation.

•  We grew our QuestDirectTM consumer-initiated testing offering. We increased to more than 14.5 million registered users in our MyQuest® health portal and mobile connectivity solution and achieved industry-leading Net Promoter Scores, reflecting our strong consumer focus.

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Drive Operational Excellence

•  Our focus on and strength in operational excellence enabled us to rapidly scale up COVID-19 testing capacity without sacrificing our other test offerings.

•  On January 4, 2021, our new 250,000 square foot flagship laboratory in Clifton, New Jersey, the most highly automated lab in our network, came online. This is a significant milestone in our lab system optimization efforts.

•  We continued implementing our program to consolidate and simplify our immunoassay platforms, moving to a single supplier to provide greater throughput, autonomy and a more efficient footprint.

•  We achieved our goal to save approximately 3% of our costs annually through our Invigorate cost excellence program.

We also continued to deliver disciplined capital deployment:

•	In February 2021, we announced the tenth increase in our quarterly common stock cash dividend since 2011, increasing the dividend by approximately 11%, from $0.56 per common share to $0.62 per common share.
•	We repurchased $325 million of our common stock, notwithstanding the suspension of our common stock repurchase program for a majority of 2020 due to the COVID-19 pandemic. Through the end of 2020, we have returned approximately $3.4 billion to stockholders through common stock repurchases since the beginning of 2013.

Incentive Compensation Outcomes and Alignment with Performance

The Committee’s approach to annual incentive compensation generally has been to tie annual incentive compensation to key operating goals and to establish targets that are challenging, yet attainable. The average 2020 annual incentive payout for our named executive officers (excluding Mr. Mendez, who forfeited his annual incentive payment upon his resignation) on our annual cash incentives under the Senior Management Incentive Plan (“SMIP”) was 171% of target. Payout on performance share awards for the three-year performance period ended December 31, 2020 was 195% of target. The following table summarizes annual incentive and performance share payouts for the two most recent performance periods for our named executive officers.

	Annual Incentive Payout (% of target)	Performance Share Payout for 3-year performance period (% of target)
Performance period ended December 31, 2020	171 (average)	195
Performance period ended December 31, 2019	83 (average*)	80

*Excludes the annual incentive payment to Mr. Mendez because it was paid at a guaranteed level in connection with his joining the Company.

Our total stockholder return (“TSR”) for recent periods, relative to relevant publicly traded comparator groups, is set forth below.

	1-year TSR (%) (2020)	3-year TSR (%) (2018-20)	5-year TSR (%) (2016-20)
Quest Diagnostics Incorporated	14.0%	28.9%	85.5%
Compensation Peer Group Median	19.2%	54.9%	81.2%
S&P 500 Index	18.4%	48.8%	103.0%
S&P 500 Health Care Industry Index	13.4%	45.9%	73.4%

The TSR shown combines stock price appreciation and reinvestment of dividends paid during the relevant performance period, thereby allowing for the effect of divergent dividend policies.

Taken in the aggregate, the results of our annual and long-term incentive programs demonstrate that the Committee sets challenging performance goals and that our named executive officers receive compensation based on the achievement of those goals. Please also see the charts, on pages 31 and 37, respectively, discussing historical payouts for our annual incentive compensation and performance share awards.

25	2021 Proxy Statement

2020 Compensation Changes

In furtherance of our executive compensation philosophy, in February 2020 the Committee revised the mix of equity awards for our executive officers, with the CEO awards updated to emphasize further awards subject to performance conditions. In addition, the Committee updated the 2020 performance share awards to include a performance measure focused on relative TSR, measured relative to companies included in the S&P 500 Healthcare Index. Please see “Long-Term Incentive Awards – Introduction,” beginning on page 36.

In addition, as discussed further below under the heading “Annual Cash Incentive Compensation – COVID-19 Response Plan” on page 32, after considering the impact of the COVID-19 pandemic on the Company’s operations and the important role the Company is playing in responding to the COVID-19 pandemic, on June 19, 2020, the Committee determined it was in the best interests of the Company and stockholders to adopt the COVID-19 Response Plan, adding additional 2020 performance goals under the SMIP.

Executive Compensation Philosophy

Core Principles of Our Executive Compensation Philosophy

•	Effectively align executive interests with the interests of stakeholders, including TSR, with performance measured by key financial metrics;
•	Utilize performance-based metrics, with the majority of compensation at risk;
•	Motivate executives to achieve results that appropriately balance short-term operating goals and long-term stockholder value creation;
•	Support our long-term business strategy and financial objectives;
•	Set performance targets that are challenging, yet achievable in the context of both our strategic plan and market and healthcare industry conditions;
•	Attract, motivate and reward talented executives; and
•	Target total compensation levels in the context of peer group and market data, as well as consideration of individual executives’ performance, tenure, breadth of responsibilities and succession planning.
The principal components of compensation for our named executive officers are discussed in the following table.

Component	Form	Purpose
Base Salary	Cash (Fixed)	Provides a competitive level of pay that reflects the executive’s experience, role and responsibilities
Annual Cash Incentive (SMIP)	Cash (Variable)	Rewards achievement of overall corporate financial and, to a lesser extent, non-financial results for the most recently completed fiscal year; for certain named executive officers with business unit responsibilities, also rewards achievement of individual results
Long-Term Incentives	Equity Awards (Variable)	Provide meaningful alignment with long-term financial and strategic growth goals that drive stockholder value creation and support the Company’s retention strategy

Our program is designed to align executive compensation with the Company’s performance. The Committee has built a strong foundation for our executive compensation program and has taken numerous steps over time to structure the program to align pay with performance. Our long-term awards provide a strong link with stockholder interests and help attract and retain critical employee talent. We also focus on aligning the annual results of our executive compensation program with the compensation of our other employees eligible for annual incentive compensation. We believe that a balanced compensation program that encourages a long-term focus supports sustained long-term corporate performance.

2021 Proxy Statement	26

As shown in the chart below, the bulk of our senior executives’ compensation is performance based and variable in nature (91% for our CEO and an average of 81% for our other named executive officers in 2020). The chart reflects 2020 target direct compensation and excludes the value of other benefits and perquisites.

The chart below shows the mix of our 2020 long-term incentive equity awards for executive officers, consisting of performance shares, stock options, and restricted share units (“RSUs”).

The Committee annually awards a significant number of equity awards to eligible employees under the Employee Plan. These equity awards are designed to foster an alignment of stockholder interests with a broader group of employees, to incentivize these employees to continue to perform at a high level and to promote a culture of employee ownership. Components of these awards may include performance shares, stock options and RSUs. Additionally, a significant number of employees at all levels of the Company own our common stock through our Employee Stock Purchase Plan, under which employees may purchase our common stock at a discount, and our Quest Diagnostics Profit Sharing Plan (the “401(k) Plan”).

We make very limited use of employment agreements with executive officers. Of our named executive officers, only Mr. Rusckowski, our Chairman, Chief Executive Officer and President, has an employment agreement (the employment agreement is discussed under the heading “Employment Agreement” on page 47). Our other named executive officers are “at will” employees.

27	2021 Proxy Statement

Best Practices

Our program reflects many best practices.

What We Do	What We Don’t Do

  Link executive pay with performance

  Maintain a clawback policy that covers both equity and cash incentive awards to current and former executive officers and key employees

  Maintain share ownership and retention guidelines for executives and members of senior management

  Use three-year vesting for equity awards

  Measure performance for performance share awards over a single three-year performance period

  Provide for “double trigger” change-in- control vesting in equity awards: awards vest following a change in control only if the employee experiences a qualifying termination of employment

  Require a minimum vesting period of at least one year following grant (except for up to 5% of awards)

  Utilize an independent compensation consultant

  Maintain an investor outreach program to incorporate feedback in our compensation programs

  Provide stockholders an annual “say on pay” vote

  Evaluate management succession and leadership development efforts on an ongoing basis

  No excise tax gross-ups upon a change in control

  No supplemental pension benefits for executives

  No single-trigger vesting in connection with a change in control for equity awards

  No hedging or pledging or speculative transactions in our securities by directors and executive officers

  No repricing of equity awards without stockholder approval

  No excessive perquisites

  No payment of dividends or dividend equivalents on performance shares

  No encouraging imprudent risk taking

  No employment agreements for executive officers except our CEO

Independent Compensation Consultant

The Committee has retained Pearl Meyer & Partners, LLC (“Pearl Meyer”) as its independent compensation consultant to assist it in carrying out its responsibilities. The following table provides information regarding the Committee’s independent compensation consultant.

Independent Compensation Consultant

•	Reports directly to, and is directly accountable to, the Committee, which has sole authority to retain and terminate it, at Company expense
•	February 2021: the Committee assessed Pearl Meyer in accordance with SEC and NYSE rules and determined that it is independent and there are no conflicts of interest.

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What They Do

  Provide analyses and information regarding the three-year realizable pay of the Company’s executive officers and the three-year stockholder returns of the peer group

  Advise on the design of our executive compensation programs to ensure the linkage between pay and performance

  Provide related executive compensation advice and services to the Committee (e.g., advice regarding compensation peer group)

  Provide analyses and information regarding market practices and trends in executive and non-employee director compensation for companies in our peer group and more broadly

  Periodically participate in private sessions of the Committee (without Company employees present)

  Periodically meet with the Committee’s Chairman to discuss compensation matters

  Avoid ties to management that could jeopardize their fully independent status

Say on Pay, Stockholder Outreach, and Feedback

At the Company’s 2020 annual meeting of stockholders, approximately 91% of votes cast on the say-on-pay proposal voted in favor of the compensation of our named executive officers. We continued to monitor market practices and trends and to engage with our investors. We reached out to stockholders holding nearly 60% of the Company’s outstanding common stock, and held discussions with those that accepted our invitation. These discussions addressed topics such as executive pay, company strategy, and the Company’s approach to environmental, social and governance issues. In these discussions, investors generally shared positive feedback regarding the Company’s structuring of and overall approach to executive pay, as well as the other topics discussed. The Committee also received advice from its independent compensation consultant and considered management recommendations based on the Company’s strategic direction. Insights gained from these efforts, including the feedback from our investors regarding executive pay, were taken into account by the Committee in taking action regarding the Company’s compensation programs.

Setting Executive Compensation

The Committee establishes the Company’s executive compensation philosophy, oversees our executive compensation program and regularly monitors our executive compensation to ensure adherence to our philosophy. The Committee is supported in its work by our Senior Vice President, Chief Human Resources Officer and her staff and the Committee’s independent compensation consultant.

Within the framework of the executive compensation programs approved by the Committee, the Chief Executive Officer recommends to the Committee individual compensation for the executive officers, other than himself. These recommendations are based on market data and Company and individual performance. The Chief Executive Officer also recommends incentive compensation performance measures to align compensation with our corporate objectives. At the Committee’s request, he is present during the portions of Committee meetings in which compensation decisions regarding the named executive officers other than the Chief Executive Officer are reviewed and decided, but the Committee retains the final authority for all such decisions. The Chief Executive Officer does not make any recommendations to the Committee regarding his own compensation and does not participate in portions of Committee meetings when his compensation is reviewed and decided.

For each named executive officer, the Committee annually reviews performance and approves all elements of compensation, including base salary, annual incentive awards and long-term incentive awards, except for our broad-based employee benefit programs. After the Committee approves the compensation of our named executive officers, the Committee reports its compensation determinations to the full Board.

To assist the Committee with its review, our Human Resources department, in consultation with the Committee’s independent compensation consultant, annually prepares analyses of each named executive officer’s compensation, including tally sheets. The review includes current and prior year compensation information regarding base salary, target and paid annual incentive compensation, deferred compensation activity and balances, aggregate equity grant values,

29	2021 Proxy Statement

perquisites, and all other compensation, as well as estimates of the amounts payable to each named executive officer upon termination of employment under various circumstances, including in connection with a change in control.

The compensation targets for, and compensation earned by, each named executive officer are analyzed relative to market data for comparable positions in a peer group. In 2020, the Committee reviewed, but did not make any changes to, the Company’s peer group. The peer group continues to consist of the following 14 companies, which generally are in the healthcare services, equipment and distribution industries.

• Agilent Technologies, Inc.	• Laboratory Corporation of America Holdings
• Baxter International Inc.	• Owens & Minor, Inc.
• Becton, Dickinson and Company	• PerkinElmer, Inc.
• Boston Scientific Corporation	• Stryker Corporation
• DaVita Inc.	• Tenet Healthcare Corporation
• Henry Schein, Inc.	• Varian Medical Systems, Inc.
• Hologic, Inc.	• Zimmer Biomet Holdings, Inc.

For the named executive officers, the Committee establishes target compensation consistent, to the extent possible, with comparable positions in the peer group. Our practice is to target total direct compensation (including base salary, annual cash incentive targets and long-term incentive awards) at market competitive levels, depending upon the named executive officer’s responsibilities, expertise and experience, along with individual and Company performance.

Specific consideration is given to the weighting of fixed and at-risk components of pay relative to the peer group. No single element of compensation is set without considering the total direct compensation of the named executive officers relative to the marketplace, as well as the impact of any change on the other components of our pay model. When setting each participant’s annual compensation package, the grant date values of prior equity awards are considered, but realized or unrealized gains from prior equity awards are not taken into account.

For 2020, the target total direct compensation for Mr. Rusckowski, the Chief Executive Officer, and for the other named executive officers (on average, excluding Mr. Mendez), was slightly below the peer group median.

Pay Components

Base Salary

We pay base salary to our executives to provide them a steady source of income for their services to the Company. The Committee annually reviews and approves base salaries for the named executive officers. Consistent with our executive compensation philosophy, base salaries are set at levels competitive with the peer group. The Committee determined, based on an assessment of each named executive officer’s position, performance, scope of responsibility, current salary level, and market comparables, that the 2020 base salary for Mr. Guinan and Mr. Mendez would not be increased from the 2019 level, and that the 2020 base salary for Mr. Rusckowski, Mr. Davis and Ms. Eglinton Manner would be increased to the rates set forth in the following table. Mr. Rusckowski’s base salary had not been increased in at least the past four years. 2020 adjustments and base salary rates for each named executive officer are set forth in the following table.

	Increase in Base Salary (%)	2020 Base Salary Rate ($)
Stephen H. Rusckowski	9.1	1,200,000
Mark J. Guinan	–	620,000
James E. Davis	3.4	610,000
Carrie E. Eglinton Manner	4.3	600,000
Manuel O. Mendez	–	600,000

As part of the Company’s cost management actions related to the COVID-19 pandemic, 2020 base salaries for the named executive officers were reduced by 25% for Mr. Rusckowski and by 20% for the other named executive officers for

2021 Proxy Statement	30

12 weeks (see “COVID-19 Response Plan” below, beginning on page 32). The figures in the table above reflect unreduced base salary rates; the figures reported in the “2020 Summary Compensation Table” beginning on page 43 reflect salary actually paid.

Annual Cash Incentive Compensation

Introduction

Our annual cash incentives reward the achievement of annual performance, including operating and strategic goals (both financial and non-financial). We generally pay annual incentives to our executive officers in accordance with the SMIP. Annual cash incentive payments to our named executive officers generally are subject to the achievement of specific performance goals and, if achieved, are scheduled to be paid on or before March 15th of the year following the completion of the performance year. The Committee generally has set performance goals with targets based on the Company’s operating plan and aligned with our two-point business strategy; non-financial goals may be objective or subjective in nature.

The Committee’s approach to annual incentive compensation generally has been to:

•	Tie annual incentive compensation to key operating goals;
•	Establish targets that are challenging, yet attainable; and
•	Provide for a maximum payout of 200% of target upon achievement of extraordinary performance.

In recent years, the primary focus of the annual incentive plan has been on revenue and profitability. Because the Committee believes that non-financial business objectives also are important, it also has incorporated non-financial metrics in the annual plan.

The following table sets forth, for each of the past five years, the aggregate annual cash incentive payments as compared to target for the named executive officers. The Committee believes that these results demonstrate the rigor of the targets adopted, that targets have been set at reasonable levels and that annual incentive compensation has been sensitive to Company performance.

	Year	Incentive Payment as Compared to Target (%)
2016		94
2017		97
2018		48
2019 (average) *		83
2020 (average) **		171

*Excludes the annual incentive payment to Mr. Mendez because it was paid at a guaranteed level in connection with his joining the Company.

**Excludes Mr. Mendez, who forfeited his annual incentive payment upon his resignation. Target annual incentive compensation values for 2020 were reduced due to the base salary reductions discussed above.

Annual Incentive Compensation for 2020

For 2020, we paid annual incentive compensation under the SMIP to all the named executive officers other than Mr. Mendez, who resigned employment with the Company prior to award payout and whose annual incentive compensation is not discussed. The Committee determined the incentive target for annual incentive compensation for each named executive officer, after considering the factors discussed above, early in 2020.

For each named executive officer, the threshold, target and maximum performance criteria were established with payout opportunities set at one-quarter (25%), one-time (100%), and two-times (200%) target incentive, respectively. For non-discretionary goals, rewards for performance levels between these levels were interpolated.

The Committee may adjust performance measures based on objective criteria to focus on the operating performance of the Company, to avoid unintended compensation results and to ensure that participants are not inadvertently given incentives to avoid taking actions that are in the long-term interest of the Company and its stockholders.

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For 2020, annual cash incentive payouts for the named executive officers were based on performance measured against both financial and non-financial goals; the Committee set the weights for each goal based on its relative importance for each executive officer. The principal financial goals related to achieving budget targets, including adjusted diluted earnings per share (“EPS”), revenues for the existing portfolio and acquired revenues. The financial goals were weighted heavily, as compared to non-financial goals, in order to provide a meaningful incentive for management to generate profitable growth. The non-financial goals related to key elements of the Company’s strategy. For example, medical quality and customer experience goals were included to drive operational excellence, to improve the customer experience and to position the Company for the future. The medical quality goals included measures such as missed specimen pickups, electronic ordering, and revised reports; the customer experience goals included service quality measures such as patient waiting time, first call resolution and turn-around times. Employee engagement levels are linked to our strategy to accelerate growth and drive operational excellence, and our effort to deliver a superior customer experience. Employee engagement was assessed based on information derived from employee survey questionnaires.

For 2020, the Committee determined that each of Mr. Davis and Ms. Eglinton Manner should have, in addition to financial and non-financial business objectives applicable to the other named executive officers, a business specific individual performance metric, based on their individual responsibilities, having a 20% weight. The Committee determined that after the end of 2020, it would determine the business specific individual performance for each of Mr. Davis and Ms. Eglinton Manner based on an individualized assessment of the person’s 2020 performance, considering factors determined appropriate by the Committee. Each of the named executive officers had the same goals, excluding the business specific individual performance metrics included for Mr. Davis and Ms. Eglinton Manner.

The 2020 annual cash incentive payouts for Mr. Davis and Ms. Eglinton Manner were based in part on the Committee’s individualized assessment of his or her business specific individual performance. In assessing the business specific individual performance of Mr. Davis, the Committee evaluated a number of factors, including Company revenue growth, savings from the Company’s Invigorate program, and Mr. Davis’ individual performance. In assessing the business specific individual performance of Ms. Eglinton Manner, the Committee evaluated a number of factors, including revenue growth from one or more acquired businesses, the performance of areas of the Company’s business for which Ms. Eglinton Manner has responsibility, and Ms. Eglinton Manner’s individual performance.

For 2020, the Committee determined performance on the employee engagement goal based on the Committee’s assessment of scores on engagement surveys, including as compared to 2019 survey results and benchmark data. This assessment was performed because of changes in the Company’s employee survey methodology in 2020 versus the prior year (including more frequent surveys in 2020). The Committee determined that performance on the employee engagement goal slightly exceeded the comparative benchmark. However, for the reasons set forth in the next paragraph, the Committee capped the weighted payout factor for employee engagement at target, or 10 points.

For 2020, the Committee also determined that, unless the Company achieved at least 90% attainment level on the two revenue metrics, the weighted payout factor for the non-financial metrics (medical quality/customer experience and employee engagement) would be limited to 20 points. The Company did not achieve 90% attainment level on the acquired revenue metric. Accordingly, the Committee capped the weighted payout factor for employee engagement at 10 points.

COVID-19 Response Plan

After the Committee had established goals and metrics for the SMIP for 2020, the COVID-19 pandemic unfolded. The Company found the performance of its base business deteriorated significantly and rapidly, and that simultaneously it was challenged to satisfy unprecedented demand for COVID-19 testing for the nation by innovating and ramping up capacity for COVID-19 testing. Management and the Board swiftly developed and implemented plans to address these twin challenges. The Company undertook a widely-communicated program of shared sacrifice, where all employees pitched in (salary reductions for exempt employees, with greater reductions for more senior employees – including the CEO and our other named executive officers; hours reductions for non-exempt employees; furloughs for certain employees) for a temporary period to enable the Company to get through the difficulty. As discussed under the heading “Director Compensation” beginning on page 18, the Board also contributed to the shared sacrifice, foregoing a portion of its retainer for a temporary period. At the same time, our employees stretched themselves to enable the Company to provide the needed COVID-19 testing.

As the foregoing program was being developed and implemented, the Committee considered the impact of the COVID-19 pandemic on the Company’s operations and the important role the Company is playing in responding to the

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COVID-19 pandemic. The Committee concluded that responding to the COVID-19 pandemic was an integral part of the Company’s business plan and strategy for 2020. Consistent with the Committee’s historic approach of basing annual incentive compensation on key operating goals and in furtherance of our executive compensation philosophy, on June 19, 2020, the Committee determined it was in the best interests of the Company and stockholders to add a supplemental bonus opportunity for all employees participating in the Company’s Annual Incentive Plan, and all executive officers under the SMIP, for 2020 (the “COVID-19 Response Plan”), to be determined following the performance period at the Committee’s discretion based upon an assessment of additional 2020 performance goals. The Company promptly reported the Committee’s adoption of the COVID-19 Response Plan on a Current Report on Form 8-K filed with the Securities and Exchange Commission.

Consistent with the Committee’s historical approach, the COVID-19 Response Plan incorporated both financial and non-financial performance indicators based on the Company’s COVID-19 operating plan and aligned with the Company’s business strategy. These additional performance indicators, including assessments of agility, business operations and innovation and financial condition, related to the Company’s COVID-19 pandemic response plan. The additional performance indicators are highlighted in the following table.

COVID-19 Response Plan
Category	Performance Indicators
Agility	• Partnerships with federal/state/local interests to address the pandemic
• Visibility in media
• Workforce management effectiveness
Innovation	• Testing development
• QuestDirectTM, MyQuest® and telehealth
• Return to work/school collaborations
Operational	• Testing capacity and volumes
• Turnaround time
• Testing access points
• COVID-19 platforms
Financial	• COVID-19 testing revenues
• Preservation of long-term value for stockholders

Each year, annual incentive compensation for our employees, including our CEO and our other named executive officers, is based on base salary actually paid to the employee. We did not change this approach for 2020, notwithstanding the salary and wage reductions that our employees experienced. Thus, 2020 annual incentive compensation for all our employees, including our CEO and our other named executive officers, was determined and paid on the basis of their compensation as reduced by the temporary salary and wage reductions described above.

In determining whether to award any payout for the COVID-19 Response Plan, the Committee assessed the Company’s performance of the performance indicators under the COVID-19 Response Plan. The Committee also assessed the work performed by each of the named executive officers, including Mr. Rusckowski, in support of the COVID-19 Response Plan during 2020. After deliberation, the Committee approved annual incentive compensation under the COVID-19 Response Plan for all employees participating in the Company’s annual incentive plan. For our named executive officers participating in the SMIP, the Committee awarded each of Mr. Guinan and Ms. Eglinton Manner 15 points for the COVID-19 Response Plan and Mr. Davis 20 points for the COVID-19 Response Plan. The COVID-19 Response Plan award to each named executive officer reflected the Committee’s assessment of the COVID-19 Response Plan initiative and its individualized assessment of the work performed by each named executive officer in support of the COVID-19 Response Plan, including Mr. Davis’ leadership of the Company’s operations in responding to the COVID-19 pandemic. For Mr. Rusckowski, the Committee determined to award 25.4 points under the COVID-19 Response Plan to recognize his significant leadership in driving the Company’s COVID-19 response and his enhanced visibility and contributions in collaboration with the highest levels of government to mitigate the nationwide impact of the COVID-19 pandemic. The aggregate awards to our named executive officers, including Mr. Rusckowski, under the COVID-19 Response Plan were a very small percentage of the total COVID-19 Response Plan awards.

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The following chart shows the goals, the relative weight allocated to each goal, results and resulting payout factors for 2020 for Mr. Rusckowski and Mr. Guinan.

Weight (%)	Measure/Objective	Threshold	Target	Results	Weighted Payout Factor %
40	Adjusted diluted EPS	$6.56	$6.70	$11.18	80
20	Revenue attainment:	$7,687 MM	$7,805MM	$9,301 MM	40
	Non-acquired revenue
20	Revenue attainment:	$77 MM	$155 MM	$135.9 MM	16.4
	Acquired revenue
10	Medical quality and customer experience	multiple	multiple	multiple	8.8
10	Employee engagement	N/A	N/A	See text	10

Weighted Payout Factor %	Mr. Rusckowski	Mr. Guinan
Preliminary Total	155.2	155.2
COVID-19 Response Plan	25.4	15.0
Total	180.6	170.2

The following chart shows the goals, the relative weight allocated to each goal, results and resulting payout factors for 2020 for Mr. Davis.

Weight (%)	Measure/Objective	Threshold	Target	Results	Weighted Payout Factor %
30	Adjusted diluted EPS	$6.56	$6.70	$11.18	60
15	Revenue attainment: non-acquired revenue	$7,687 MM	$7,805MM	$9,301 MM	30
15	Revenue attainment: Acquired revenue	$77 MM	$155 MM	$135.9 MM	12.3
20	Individual business specific	—	—	See text	35.4
10	Medical quality and customer experience	multiple	multiple	multiple	8.8
10	Employee engagement	N/A	N/A	See text	10
	Preliminary Total				156.5
	COVID-19 Response Plan				20
	Total				176.5

The following chart shows the goals, the relative weight allocated to each goal, results and resulting payout factors for 2020 for Ms. Eglinton Manner.

Weight (%)	Measure/Objective	Threshold	Target	Results	Weighted Payout Factor %
30	Adjusted diluted EPS	$6.56	$6.70	$11.18	60
15	Revenue attainment: existing portfolio	$7,687 MM	$ 7,805 MM	$9,301 MM	30
15	Revenue attainment: Acquired revenue	$77 MM	$ 155 MM	$135.9 MM	12.3
20	Individual business specific	—	—	See text	20
10	Medical quality and customer experience	multiple	multiple	multiple	8.8
10	Employee engagement	N/A	N/A	See text	10
	Preliminary Total				141.1
	COVID-19 Response Plan				15
	Total				156.1

From time to time, the Committee makes adjustments to the Company’s financial results based on objective criteria for purposes of calculating performance under the SMIP. Set forth in the following table are items, identified by the

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Committee, for which it may make adjustments. As a matter of policy, the Committee seeks to apply these principles consistently from year to year.

Quest Diagnostics Policy: Items for Which the Committee May Make Adjustments

•  Gains and losses from the sale of a business

•  Charges related to the impairment of goodwill or intangible assets

•  Charges related to reorganization and restructuring programs

•  Charges related to the acquisition or integration of a company or business

•  Material legal settlements

•  Cumulative or one-time effect from accounting changes

•  Effects of changes in tax laws or the rate on deferred tax assets and liabilities

•  Items included in or excluded from ordinary income (including significant unusual or infrequently occurring items) or described in Management’s Discussion and Analysis of Financial Performance included in the Company’s Annual Report on Form 10-K

The Committee may make adjustments based on these items because:

•	These items may be outside the control of participants and could create “windfall” benefits or undue penalties (for example, changes in tax laws or accounting standards); and

•	Impact from these items could distract management from focusing on operating performance by penalizing participants for taking actions in the long-term interest of the Company and its stockholders (for example, a restructuring of operations) that might in the short term negatively impact a performance measure.

In accordance with this policy, the Committee made the adjustments set forth in the table below to the Company’s results for fiscal year 2020 for purposes of calculating performance under the SMIP.

Items Adjusted for in 2020 Annual Incentive Calculations

Diluted EPS ($)
Diluted EPS, as reported	$10.47
Amortization expense	0.63
Charges related to reorganization and restructuring programs	0.32
Incremental, non-recurring costs associated with COVID-19	0.39
Gain on remeasurement of equity interest	(0.46)
Costs associated with debt refinancings	0.06
Excess tax benefit related to stock-based compensation	(0.17)
Other	(0.06)
Total adjustments	0.71
Adjusted financials for incentive purposes	$11.18

The adjustments made by the Committee are the same as those disclosed when reporting our 2020 financial performance.

For 2020, the target incentives and payouts for the named executive officers (other than Mr. Mendez) are summarized in the following table. Under the SMIP, annual incentive compensation payments are calculated based on salary actually paid and accordingly, in 2020, reflected the salary reductions discussed above.

	2020 Target Incentive as a % of Salary	2020 Actual Payment as a % of Target	2020 Actual Payment as a % of Salary	2020 Actual Payment ($)
Mr. Rusckowski	150	180.6	270.8	3,000,000
Mr. Guinan	90	170.2	153.2	905,833
Mr. Davis	80	176.5	141.2	815,050
Ms. Eglinton Manner	80	156.1	124.9	707,493

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Had the Committee not made the adjustments to the Company’s financial results discussed above, the payouts set forth in the preceding table would not have changed (unadjusted diluted earnings per share results exceeded maximum).

2020 Conclusion

The awards discussed above were the only payments that the Committee approved in respect of 2020 under the SMIP. Early in 2020, the Committee had authorized a supplemental bonus opportunity for the named executive officers; at year end, the Committee did not utilize it. Overall, the Committee believes that the annual incentive payments made to our named executive officers for 2020 were consistent with the objectives of our executive compensation program.

Long-Term Incentive Awards

Introduction

We design our long-term incentive awards to:

•	Align management’s compensation opportunities with the interests of our stockholders;
•	Provide long-term compensation opportunities consistent with market practice; and
•	Incent and reward long-term value creation.

To achieve these objectives for 2020, in February 2020 the Committee revised the mix of equity awards for our executive officers, with the CEO awards updated to emphasize further awards subject to performance conditions. In addition, the Committee updated the 2020 performance share awards to include a performance measure focused on relative TSR, measured relative to companies included in the S&P 500 Healthcare Index. The performance measures for the 2020 performance share awards, and the relative weighting of the metrics, are: the compound annual growth rate (“CAGR”) of the Company’s revenue (50% weight), average return on invested capital (“ROIC”) (30% weight), and relative TSR (20% weight). The revised equity award mix is set forth in the following chart, which shows the long-term incentives we awarded to our named executive officers in 2020 (for information on 2021 long-term incentive awards, see “Changes to Compensation in 2021” on page 41):

Component	CEO Weight (% of Award Value)	All Other Executive Officers Weight (% of Award Value)	Time Horizon for Value Creation	Vesting	Purpose
Performance Shares	50	40	3 years	Performance-based 3-year cliff vesting	• Align executives with stockholders • Provide strong links with strategy and operating metrics • Performance-based vesting
RSUs	25	30	3 years	In 1/3rd increments annually over 3 years	• Align executives with stockholders • Provide retention incentives • Provide incentives to preserve stock value • Balance long-term incentive package
Stock Options	25	30	10 years	In 1/3rd increments annually over 3 years	• Align executives with stockholders • Highlight stock price appreciation as a key indicator of success

The time horizons shown operate in conjunction with, and in addition to, our stock ownership and retention requirements. Before 2020, the mix for all of our executive officers consisted of 40% performance shares, 40% stock options and 20% RSUs.

In determining the value of the long-term incentive component of each named executive officer’s compensation, the Committee considers, among other factors:

•	The value of similar incentive awards to executive officers in the peer group;
•	The executive’s scope of responsibility and experience, as well as market opportunities that may be available to the executive; and

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•	The performance of the Company and the executive, and the executive’s contribution to meeting the Company’s objectives.

The Committee is responsible in its use of equity as long-term incentive compensation and regularly monitors the use of equity compensation for executives and the Company as a whole from a competitive standpoint. The Committee believes that our equity awards, which in 2020 emphasized performance shares for our most senior employees, including all of our executive officers, reflect a focus on pay for performance and competitive considerations in support of our business strategy. The program also fosters the ownership culture that the Committee seeks to encourage among our employees, including our senior management.

Timing of Equity Awards; Awards Committee

It has been the Committee’s practice to make annual equity grants at a meeting held shortly after we announce our prior year’s earnings. It also has been the Committee’s practice to make equity grants to new hires and promoted employees, and other grants in special cases, from time to time as appropriate.

The Awards Committee, created by the Board, consists of one director and has authority to grant certain equity awards under the Employee Plan and to make corrections to awards approved by the Compensation Committee, to the extent the Awards Committee determines that corrections are necessary or appropriate to carry out the Compensation Committee’s intentions. At this time, the Awards Committee consists of Mr. Rusckowski.

The Awards Committee is authorized to grant the full range of awards that can be issued under the Employee Plan. There are, however, significant limits on awards that the Awards Committee may grant. These include: (i) a prohibition on awards to executive officers; (ii) a prohibition on awards to any individual whose base salary exceeds a threshold amount; (iii) an annual limit on awards granted to any individual; and (iv) an annual limit on aggregate awards granted. It is expected that the Awards Committee will approve awards from time to time as it determines appropriate, and that the awards will be issued for, among other purposes, new hires, promoted employees, employee retention and special recognition awards, including for high-performing employees who generally are not eligible for annual equity awards. The Awards Committee regularly reports to the Compensation Committee awards granted by, and corrections made by, the Awards Committee. In 2020, 18,126 stock options, 1,521 performance shares, and 9,024 RSUs were granted by the Awards Committee.

Approach to Performance Share Awards

For each year since 2005, the Committee has included an annual grant of performance shares in the long-term incentive awards to our employees, including our executive officers. Performance shares encourage a long-term view and reinforce the link between financial results and rewards. Our performance shares have been generally based on a single three-year performance period and reward financial and operational performance during that period. The value that they provide depends on the level of achievement of predefined performance goals over the multi-year performance period. If minimum performance levels are not achieved, the performance shares are forfeited and provide no value. New performance share awards are made each year, and accordingly, participating named executive officers will participate in up to three overlapping performance periods during each year.

For each performance share award, the Committee establishes base year performance levels, target performance levels and the measurement period. When the Committee is determining the payout under the performance measure, it may adjust items in the Company’s operating results and base year performance levels using objective criteria (generally under the same categories identified above in the discussion of annual incentive compensation, and for the same reasons). No performance shares will be earned if a specified minimum performance level is not achieved. For performance above the threshold level, payment will vary with actual performance achieved, up to a maximum payment of 2 times the target level. Determination of the shares payable pursuant to each award is made after the end of the performance period.

The Committee’s approach to performance share awards has been to establish targets that are challenging, yet attainable, and to provide that a maximum payout of 200% of target requires extraordinary performance. The following table sets forth the aggregate performance share award payouts over the past five years, as compared to target, for the named executive officers then in office.

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Performance Period	Year Paid	Performance Share Payout as Compared to Target (%)
2014 – 16	2017	93
2015 – 17	2018	111
2016 – 18	2019	85
2017 – 19	2020	80
2018 – 20	2021	195

The Committee believes that these results demonstrate the rigor of the targets adopted, that targets have been set at reasonable levels and that performance share award payouts have been sensitive to Company performance.

Determination of February 2017 Performance Share Awards

In February 2020, the Committee determined payment for performance share awards made in February 2017. At the time of grant, the Committee established base year performance levels, performance measures, target performance levels and the measurement period. The performance measures were the Company’s revenue CAGR (50% weight) and the Company’s average ROIC (50% weight) during the performance period (calculated in accordance with the plan, subject to adjustment as discussed above). The measurement period was January 1, 2017 to December 31, 2019.

The following table shows the targeted performance levels (awards for performance between these percentiles are interpolated on a straight-line basis).

Performance Shares Earned (as multiple of target number of shares)	Adjusted Revenue CAGR (%)	Average Adjusted ROIC (%)
0.25	1.0%	N/A
0.5	N/A	8.7
0.75	2.0	N/A
1.0	3.0	9.2
2.0	5.0	9.7

The following table shows the actual performance levels for each of the performance measures during the measurement period, as determined by the Committee. As a result of these performance levels, the number of performance shares earned during the performance period was 80.1% of target.

	Results (%)	Weighted Payout Factor (%)
Adjusted Revenue CAGR	2.89	48.6
Average Adjusted ROIC	8.83	31.5

The following table shows the 2017 performance shares actually earned by each of the named executive officers other than Mr. Mendez (Mr. Mendez had not received a 2017 performance share award).

2017 Performance Shares Earned
Mr. Rusckowski	25,085
Mr. Guinan	7,693
Mr. Davis	7,359
Ms. Eglinton Manner	5,018

The table below reconciles revenues used for calculating the Company’s adjusted revenue CAGR for purposes of the performance share awards with reported revenues for both 2016, which was the baseline year, and 2019. Revenues for incentive purposes were calculated, in accordance with Quest Diagnostics policy, (i) to remove from base year revenues any amounts associated with businesses that were divested or wound-down during the performance period so as to reflect the underlying operating performance, (ii) to reflect accounting changes due to adoption of a new accounting

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standard related to revenue recognition, and (iii) to reflect the impact of the enactment of the Protecting Access to Medicare Act (“PAMA”).

	2016 Baseline Revenues ($) MM	2019 Revenues ($) MM
Net revenues, as adjusted[1]	7,515	7,726
Focus Products revenues[2]	(26)	-
Revenue accounting change[3]	-	335
PAMA adjustment[4]	-	95
Total adjustments	(26)	430
Net revenues per award agreement/for incentive
purposes	7,489	8,156

(1)	The 2016 net revenues, as reported was established prior to the adoption of new revenue recognition accounting rules, which were adopted on a retrospective basis.
(2)	The 2016 base year net revenues per the award agreement excluded revenues associated with businesses disposed of prior to the grant date.
(3)	Represents the impact of new revenue recognition accounting rules that became effective January 1, 2018.
(4)	Represents the impact of PAMA.

ROIC is defined for purposes of performance share awards as (i) net operating profit after tax (“NOPAT”) divided by (ii) the sum of average total debt and stockholders’ equity (Invested Capital). The table below shows the Company’s adjusted ROIC results for each of the three years during the performance period.

	2017	2018	2019	3 Year Average
ROIC %	9.49	8.46	8.54	8.83

In accordance with the Company’s policy, in determining the Company’s ROIC for purposes of performance share awards, NOPAT (i.e., net income attributable to the Company excluding interest expense) for each year in the performance period was adjusted to reflect the same adjustments used to calculate net income for purposes of the annual incentive plan for the relevant year. Additionally, adjustments were made to remove the effects of significant transactions not contemplated or completed at the time performance measures were set, as follows: NOPAT was reduced and invested capital was adjusted to remove the benefit associated with the enactment of the Tax Cuts and Jobs Act of 2017 (“TCJA”); and Invested Capital was adjusted to eliminate the impact of the 2019 refinancing of the Company’s Senior Notes due January 2020 and Senior Notes due March 2020. The Committee made these adjustments based on the same pre-determined objective criteria, and for the same reasons, as described above in connection with the SMIP.

The adjustments made by the Committee had the effect of increasing the revenue CAGR and decreasing ROIC for the performance period. The following table shows the performance levels for each of the performance measures during the period had the adjustments described above not been made.

	Results (%)	Weighted Payout Factor (%)
Adjusted Revenue CAGR	1.04	13.6
Average Adjusted ROIC (%)	9.93	100

As a result of these performance levels, the number of performance shares earned during the performance period would have been 113.6% of target, and the shares earned by each executive officer would have been as set forth in the following table.

2017 Performance Shares Earned Based on Unadjusted Results
Mr. Rusckowski	35,577
Mr. Guinan	10,911
Mr. Davis	10,437
Ms. Eglinton Manner	7,116

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2020 Equity Awards

In February 2020, the Committee awarded long-term compensation for 2020 to the named executive officers, resulting in the equity awards shown for them in the “2020 Summary Compensation Table” and the “2020 Grants of Plan-Based Awards Table” beginning on pages 43 and 46, respectively. The Committee increased the CEO’s long-term incentive by approximately 32%, and three of our other named executive officers received target value increases ranging from approximately 2% to approximately 14%. In considering the size of the award for each of these named executive officers, the Committee considered the factors described above. Over the prior four years, the Committee had provided only inflationary increases for the CEO’s long-term incentive awards, which had not kept pace with peer group median levels over time.

For 2020, the Committee granted the awards shown in the chart on page 36 to our CEO and other named executive officers. The Committee also approved awards: (i) to our other more senior equity award recipients, consisting of the same mix of awards as those received by our named executive officers other than our CEO; and (ii) to less senior participants in the program, consisting solely of stock options and RSUs.

We continued to use stock options as a component of our equity awards because they align incentives with stockholder interests by rewarding appreciation in stock price. We believe that stock options are an appropriate incentive to motivate our employees. We also continued to use RSUs as a component of our equity awards because they provide retention incentives under diverse scenarios. RSUs also foster an ownership culture, help motivate employees to perform across business cycles and are aligned with stockholder value creation.

The performance measures for the 2020 performance share awards are: revenue CAGR (50% weight), average ROIC (30% weight) and Relative TSR (20% weight), which support key tenets of our 2-point strategy. The target performance shares subject to the 2020 performance share awards will be earned over a single three-year period ending December 31, 2022 and will be paid out in shares of the Company’s common stock after the end of the performance period to the extent that the performance level is achieved. Determination of the shares payable pursuant to the 2020 performance share award will be made after the end of the performance period.

ROIC

The Committee adopted the use of ROIC, along with revenue CAGR, as the performance share metrics in 2012 and has continued to use these metrics, with relative TSR added as a metric in 2020. The key building blocks of our ROIC metric are:

(1) adjusted NOPAT, and

(2) adjusted Invested Capital, defined as average total debt and stockholders’ equity.

ROIC is calculated as NOPAT/Invested Capital. In addition to being well supported by our stockholders, use of ROIC holds management accountable for efficient use of capital and further links executive compensation to value creation.

Since 2012, when we began issuing performance share awards with performance metrics based on average ROIC and on the revenue CAGR over the performance period, it has been the Company’s practice to disclose the performance targets for these measures at the conclusion of the performance period, but not at the inception of the performance period. We believe that disclosure of average ROIC and revenue CAGR performance targets at the inception of a single three-year performance cycle could work to our competitive disadvantage. Our targets are linked to our budget and to forecasts and projections that we, like other companies with which we compete, do not routinely disclose publicly or disclose only in general terms. If we were to disclose these targets, our competitors would gain an informational advantage that could enable competitors to anticipate our strategies and take steps to counter them. In this regard, we note that these performance metrics — average ROIC and revenue CAGR — are absolute, not relative to performance of other companies, and different from other measures that may not be as competitively sensitive. Thus, the Company currently believes that it is in the best interest of its stockholders to continue its practice of disclosing the performance targets relating to average ROIC and revenue CAGR at the conclusion of the performance period, but not at the inception of the performance period.

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We believe that these concerns do not apply at this time to our relative TSR performance metric. Accordingly, we are disclosing here, before the conclusion of the three-year performance cycle, the relative TSR performance metric for our 2020 performance share awards.

Relative TSR*
Greater Than or Equal to 75th Percentile	2 x 20% x Target Performance Shares
Equal to 50th Percentile	1 x 20% x Target Performance Shares
Equal to 25th Percentile	0.5 x 20% x Target Performance Shares
Less Than 25th Percentile	0 x 20% x Target Performance Shares

*	The Earnings Multiple for Relative TSR between the percentiles designated in the above table will be interpolated.

2021 Actions

February 2018 Performance Share Payment Determination. In February 2021, the Committee determined payment for performance share awards made in February 2018. The performance period for those awards ended on December 31, 2020. The performance measures were the Company’s revenue CAGR (50% weight) and the Company’s average ROIC (50% weight) (in each case the results associated with each metric were subject to adjustment based on objective criteria as discussed above and calculated in accordance with the plan). The Committee determined that the earnings multiple applicable to these awards during the performance period was 195% of target. Determination of these awards will be discussed in the Compensation Discussion and Analysis included in our 2022 proxy statement.

Changes to Compensation in 2021. The Committee considered the unusual challenges in setting financial goals for 2021 annual incentive compensation and 2021 performance shares. Due to anticipated volatility in the Company’s COVID-19 testing revenues, the Committee determined to measure base business revenues and COVID-19 testing revenues separately for purposes of annual incentive compensation and the performance share awards. Further, the Committee determined to split 2021 annual incentive targets into two half-years; performance goals for the first half of 2021 were set in February 2021, and performance goals for the second half of 2021 will be set in mid-2021. The Committee anticipates that these changes in approach are temporary. The Committee did not change its process of setting target annual award levels and paying earned awards on an annual basis. The Committee also approved 2021 performance share awards including a performance measure focused on revenue related to our COVID-19 response. The performance measures for the 2021 performance share awards, and the relative weighting of the metrics, are: revenue CAGR on the Company’s base business (35% weight); COVID-19 testing revenues (15% weight); average ROIC (30% weight); and relative TSR (20% weight).

Other

Benefits

All employees who satisfy certain service requirements, including the named executive officers, are entitled to participate in the tax-qualified 401(k) Plan. All employees whose base salary exceeds a required threshold level, including the named executive officers, are entitled to participate in the non-qualified Supplemental Deferred Compensation Plan (“SDCP”). In the 401(k) Plan, participants may defer a portion of their eligible cash compensation up to limits established by law. The purposes of the 401(k) Plan and the SDCP are to provide eligible employees an opportunity to save for their retirement and, through Company matching contributions and credits, to provide supplemental retirement income to help us compete in the market for talented employees. For additional information regarding the SDCP, see “2020 Nonqualified Deferred Compensation Table” on page 50.

As part of his or her total compensation package, each named executive officer is eligible to participate in our broad-based employee benefit plans, such as medical, dental, group life insurance and disability plans and the Employee Stock Purchase Plan. Each of these benefits is provided on the same basis as available to other exempt employees. Our benefits are designed to attract and retain talented employees and to provide them with competitive benefits.

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Perquisites

Perquisites represent a minor component of executive compensation. We provide perquisites that we believe are reasonable and competitive. The Company has a security plan approved by the Committee for Mr. Rusckowski. Mr. Rusckowski and his family use Company aircraft for personal travel. Pursuant to an Aircraft Timesharing Agreement approved by the Committee, Mr. Rusckowski must reimburse the Company for its aggregate incremental cost arising out of Mr. Rusckowski’s personal use of Company aircraft after the aggregate incremental cost to the Company of Mr. Rusckowski’s personal use exceeds $100,000 in a year. Pursuant to his employment agreement, the Company also reimbursed Mr. Rusckowski for driver and vehicle costs. In 2020, Mr. Mendez received tax and financial planning services and relocation benefits; the Company was reimbursed for his relocation benefits. These perquisites are disclosed in the “2020 Summary Compensation Table” beginning on page 43.

Severance

The Company’s Executive Officer Severance Plan (“Severance Plan”) covers the named executive officers. No named executive officer will receive any severance benefits solely as a result of a change in control. For additional information, see “2020 Potential Payments upon Termination or Change in Control” beginning on page 51. We believe that the severance benefits provided to our named executive officers are consistent with market practice and are appropriate recruiting and retention tools. The named executive officers have agreed to non-competition and non-solicitation covenants for a period following termination of employment.

Risk Assessment

In August 2020, the Committee reviewed the compensation arrangements for the Company’s employees, including the Company’s executive officers, to assess whether the arrangements, individually or in combination, encourage risk taking that is reasonably likely to have a material adverse effect on the Company. In assessing the risk, the Committee considered plan designs, plan operation, plan controls, oversight and review and competitive norms. In assessing the risk of plans that apply to our executive officers, the Committee also considered the risk guidelines suggested by the Center on Executive Compensation. The Committee concluded that the compensation arrangements for the Company’s employees, including the arrangements for the Company’s executive officers, do not encourage risk taking that is reasonably likely to have a material adverse effect on the Company. Factors supporting this conclusion include the following: (i) by utilizing a variety of performance metrics in our incentive programs, we discourage excessive risk taking by removing the incentive to focus on a single performance goal to the detriment of the Company’s overall performance; (ii) under both the SMIP and our performance shares, payouts are capped at a maximum level, thereby reducing the risk that executives might be motivated to attain excessively high performance in order to maximize payouts; (iii) we maintain a balance between short-term and long-term incentives; (iv) we maintain stock ownership and retention guidelines that are designed to incentivize our management team to focus on the Company’s long-term sustainable growth; and (v) we maintain a clawback policy, discussed in “Clawback Policy” on page 47, designed to prevent misconduct relative to financial reporting.

Executive Share Ownership and Retention Guidelines

Since 2005 we have maintained senior management retention and ownership guidelines. Our current guidelines are set forth in the following table.

Employee	Minimum Shareholding Requirement (X times base salary)
CEO	6X
Other Executive Officers	4X
Other Senior Management	3X or 1X, depending upon position

We determine the number of shares corresponding to these thresholds on April 1 of each year using the average annual price of our common stock during the preceding calendar year and the employee’s base salary as of the first business day in April. For purposes of determining whether an employee has met the minimum shareholding requirements, we count shares subject to unvested RSUs, but not shares subject to stock options or unvested performance share awards.

Under the guidelines, an employee’s ability to sell shares associated with equity awards is limited until the officer satisfies a minimum ownership position. Our executive officers are required to retain 75% of net shares received from

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vesting of RSUs and performance shares and from the exercise of stock options, until they achieve their minimum shareholding requirement. As of April 1, 2021, each of our continuing named executive officers holds stock in excess of his or her minimum ownership.

The Committee periodically reviews these guidelines and may adjust them. Under our policy, if a named executive officer satisfies the minimum share ownership requirements in our guidelines, the Committee monitors future equity awards to that person to assure that the interests of the named executive officer and stockholders continue to be significantly aligned and, if warranted, adjusts the minimum share ownership requirements or adds retention requirements.

Policies Regarding Hedging our Common Stock

Our directors and executive officers are prohibited from hedging the economic risk of owning our Common Stock. For information regarding our policies relating to directors, executive officers and other employees hedging or pledging the Company’s common stock, see “Policies Regarding Hedging and Pledging our Common Stock; Window Periods” on page 18.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on its review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for 2020.

Compensation Committee

Timothy M. Ring, Chair
Vicky B. Gregg
Denise M. Morrison
Helen I. Torley

2020 Summary Compensation Table

This table summarizes the compensation for 2020 for each of our named executive officers.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Stephen H. Rusckowski	2020	1,107,692		7,279,883	2,500,020	3,000,000	194,013	14,081,608
Chairman, President and Chief	2019	1,100,000		4,348,074	3,039,982	1,373,790	256,693	10,118,539
Executive Officer	2018	1,100,000		4,650,086	3,099,916	788,700	314,585	9,953,287
Mark J. Guinan	2020	591,385		1,569,547	690,012	905,883	46,597	3,803,424
Executive Vice President	2019	620,000		1,287,373	899,872	464,563	44,187	3,315,995
and Chief Financial Officer	2018	613,077		1,380,070	919,930	263,746	56,461	3,233,284
James E. Davis	2020	577,231		1,569,547	690,012	815,050	42,866	3,694,706
Executive Vice President,	2019	590,000		1,230,129	859,913	402,097	40,781	3,122,920
General Diagnostics	2018	590,000		1,320,103	879,899	225,616	51,006	3,066,624
Carrie Eglinton Manner	2020	566,538		1,364,907	600,011	707,493	40,032	3,278,981
Senior Vice President,	2019	575,000		1,001,320	699,880	354,099	47,258	2,677,557
Advanced Diagnostics	2018	575,000		1,050,097	699,914	206,137	354,875	2,886,023
Manuel O. Mendez (6)	2020	572,308		1,364,907	600,011	—(7)	995,192	3,532,418
Former Senior Vice President and Chief Commercial Officer	2019	147,962	800,000	2,888,517	266,635	480,000	—	4,583,114

(1)	Includes amounts deferred by named executive officers into the 401(k) Plan and the SDCP (see “2020 Nonqualified Deferred Compensation Table” on page 50).

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(2)	Represents the aggregate grant date fair value, based on the valuation methodology (including assumptions) set forth in footnote 17 to the Consolidated Financial Statements of Quest Diagnostics Incorporated and its Subsidiaries, as filed with the SEC in the Company’s Annual Report on Form 10-K for 2020, of the performance share awards and RSUs granted. Performance share awards are valued at target. If the performance share awards were valued at maximum, the amounts shown in the column would be:

	2018 ($)	2019 ($)	2020 ($)
Rusckowski	7,750,143	7,176,138	12,059,720
Guinan	2,300,082	2,124,703	2,449,023
Davis	2,200,137	2,030,226	2,449,023
Eglinton Manner	1,750,127	1,652,568	2,129,703
Mendez*	—	3,143,653	2,129,703

*	As a result of his resignation on February 22, 2021, Mr. Mendez’s forfeited his performance share awards and will realize $0 from them.

(3)	Represents the aggregate grant date fair values of the awards, based on the valuation methodology (including assumptions) set forth in footnote 17 to the Consolidated Financial Statements of Quest Diagnostics Incorporated and its Subsidiaries, as filed with the SEC in the Company’s Annual Report on Form 10-K for 2020.

(4)	Represents payments of non-equity incentive plan compensation under the SMIP in respect of the year earned and includes amounts deferred under the SDCP. See the discussion regarding annual incentive compensation in “Compensation Discussion and Analysis” beginning on page 23 for further information regarding the performance measures.

(5)	All other compensation for 2020 consists of the following:

	Rusckowski ($)		Guinan ($)	Davis ($)	Eglinton Manner ($)	Mendez ($)
Matching contributions under the 401(k) Plan	14,250		14,250	14,250	14,250	—
Matching credits under SDCP	98,286		32,347	28,616	25,782	—
Tax and financial planning	—		—	—	—	11,515
Personal ground transportation	28,777	(a)	—	—	—	100	(b)
Use of company aircraft	52,700	(c)	—	—	—	—
Relocation	—		—	—	—	983,577	(d)
Totals	194,013		46,597	42,866	40,032	995,192

(a)	Includes the following expenses (determined as a percentage of the total use of the vehicle) attributable to Mr. Rusckowski’s personal use of a company-provided vehicle: (i) the vehicle lease cost; (ii) the invoiced expenses of the vehicle’s driver, including tolls; (iii) invoiced vehicle, fuel, insurance, repair and maintenance costs; and (iv) rental car costs.

(b)	Includes the expenses (determined based on miles driven) of Mr. Mendez’s personal use of a Company fleet vehicle to drive approximately 175 miles.

(c)	The Company has a security plan approved by the Compensation Committee for our Chief Executive Officer; Mr. Rusckowski and his family use Company-provided aircraft for personal travel. The Compensation Committee has adopted a policy regarding such personal use of the corporate aircraft by our Chief Executive Officer. In connection with the policy, Mr. Rusckowski entered into a time sharing agreement with the Company under which he reimburses the Company for its aggregate incremental costs related to his personal use of Company aircraft above $100,000. The amount shown in the chart is the incremental cost to the Company of personal use of the corporate aircraft. Incremental costs are based on the variable costs that the Company incurred: operating cost per flight hour, including fuel, lubricants and maintenance; landing and parking fees; crew expenses; and small supplies and catering. This excludes non-variable costs that would have been incurred regardless of whether there was any personal use of the aircraft. Personal use of our aircraft by other employees requires approval by the Chief Executive Officer.

(d)	Relocation benefits provided pursuant to the Company’s relocation policy for management level employees.

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(6)	Mr. Mendez’s 2019 compensation includes the following one-time sign-on awards, awarded to Mr. Mendez to induce him to join the Company and to compensate him for certain forfeitures incurred in connection with the termination of his employment with his prior employer: (a) the cash payment under the heading “Bonus” and (b) a $2,500,000 award of RSUs, included in the $2,888,517 shown under the heading “Stock Awards,” (the balance of the value shown under the heading “Stock Awards” reflects the performance shares and RSUs that Mr. Mendez received as part of his annual 2019 equity award, which was granted when he joined the Company in October 2019). These one-time inducement awards were not part of Mr. Mendez’s normal compensation and were not repeated in 2020. As a result of his resignation, Mr. Mendez forfeited the cash payment under the heading “Bonus” and a portion of the awards reflected under the heading “Stock Awards.” The following supplemental table reflects 2019 and 2020 compensation provided to Mr. Mendez after giving effect to his resignation:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Manuel O. Mendez	2020	572,308	—	199,999	200,004	—	11,615	983,926
Senior Vice President and	2019	147,962	—	1,316,584	177,746	480,000	—	2,122,292
Chief Commercial Officer

The table directly above excludes the following amounts required to be reported in the Summary Compensation Table which were forfeited in 2021 and will not be received or retained by Mr. Mendez:

(a)	$1,164,908 reported as Stock Awards for 2020 and $400,007 reported as Option Awards for 2020, which represents the grant date fair value of the performance shares, RSUs and options granted in 2020 that remained unvested as of the date of Mr. Mendez’s resignation;

(b)	$1,571,933 reported as Stock Awards for 2019 and $88,889 reported as Option Awards for 2019, which represents the grant date fair value of the performance shares, RSUs and options granted in 2019 that remained unvested as of the date of Mr. Mendez’s resignation;

(c)	$800,000 reported as Bonus for 2019 (the Company was reimbursed this amount); and

(d)	$983,577 reported as All Other Compensation for 2020 (the Company was reimbursed this amount).

This table is not required by SEC rules and is not designed to replace the Summary Compensation Table. However, we believe it is useful for stockholders to understand the compensation that Mr. Mendez retained following his resignation.

(7)	As a result of his resignation on February 22, 2021, Mr. Mendez’s annual incentive compensation for 2020 was reduced to $0 pursuant to the terms of the SMIP.

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2020 Grants of Plan-Based Awards Table

This table provides information about plan-based awards granted in 2020.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock	All Other Option			Grant Date
		Threshold	Target	Maximum	Threshold	Target	Maximum	Awards: Number of Shares of Stock or Units	Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Closing Market Price on Grant Date	Fair Value of Stock and Option Awards
Name	Grant Date	($)(1)	($)(1)	($)(1)	(#)(2)	(#)(2)	(#)(2)	(#)(3)	(#)(4)	($/Sh)(5)	($/Sh)	($)(6)
Rusckowski	2/18/2020	415,385	1,661,539	3,323,078	3,164	42,180	84,360					4,779,838
	2/18/2020								145,361	112.17	112.59	2,500,020
	2/18/2020							22,288				2,500,045
Guinan	2/18/2020	133,062	532,246	1,064,492	582	7,761	15,522					879,477
	2/18/2020								40,120	112.17	112.59	690,012
	2/18/2020							6,152				690,070
Davis	2/18/2020	115,446	461,785	923,570	582	7,761	15,522					879,477
	2/18/2020								40,120	112.17	112.59	690,012
	2/18/2020							6,152				690,070
Eglinton	2/18/2020	113,308	453,231	906,462	506	6,749	13,498					764,797
Manner	2/18/2020								34,887	112.17	112.59	600,011
	2/18/2020							5,350				600,110
Mendez (7)	2/18/2020	114,462	457,846	915,692	506	6,749	13,498					764,797
	2/18/2020								34,887	112.17	112.59	600,011
	2/18/2020							5,350				600,110

(1)	Represents the threshold, target, and maximum awards set for the 2020 SMIP. The actual amount of the non-equity plan award paid is included in the “2020 Summary Compensation Table” beginning on page 43 under the column titled “Non-Equity Incentive Plan Compensation.”

(2)	Represents threshold, target, and maximum awards for performance shares granted in 2020; for threshold, assumes that minimum performance required for payout is achieved for the ROIC performance metric. The performance period for the performance shares granted during 2020 ends December 31, 2022. Dividends are not payable on performance shares. For further discussion of the performance metrics see “Compensation Discussion and Analysis” beginning on page 23.

(3)	Represents the number of RSUs granted in 2020. The RSUs vest 33 1/3% on February 17, 2021, 33 1/3% on February 17, 2022, and 33 1/3% on February 17, 2023.

(4)	Represents the number of options granted in 2020.

(5)	The exercise price is the average of the high and low sales price on the date of grant.

(6)	Represents the grant date fair market value of each award as determined pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation—Stock Compensation.”

(7)	As a result of his resignation, Mr. Mendez forfeited the amounts listed under the headings “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” and “Estimated Future Payouts Under Equity Incentive Plan Awards” and approximately two thirds the awards reflected under the headings “All Other Stock Awards” and “All Other Option Awards.”

Additional Information Regarding 2020 Summary Compensation and Grants of Plan-Based Awards Tables

Please see “Compensation Discussion and Analysis,” beginning on page 23, for additional information regarding the material terms of targets noted in the 2020 Summary Compensation Table, regarding the amount of salary and bonus in proportion to total compensation and regarding our share ownership and retention guidelines. No named executive officer participates in a Company-sponsored tax-qualified defined benefit plan or non-qualified supplemental defined benefit plan.

Key Terms of Equity Awards Granted in 2020. Performance shares, options and RSUs were awarded to the named executive officers in February 2020. Each option generally has a term of ten years, subject to earlier expiration upon

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termination of employment. Options and RSUs generally vest ratably over a three-year period and performance shares generally vest on the third anniversary of the date of grant. Dividend equivalents are payable on the RSUs in the same amounts, if any, as dividends are paid on the Company’s outstanding shares of common stock. We do not pay dividend equivalents on performance shares. After RSUs and performance shares have vested and settled by the delivery of shares of common stock, those shares receive dividends on the same basis as all other outstanding shares of the Company’s common stock.

In general, any awards of options, RSUs or performance shares that have not vested as of the date of an employee’s termination of employment are cancelled. In the event of termination due to death, disability or retirement, however, awards vest in full; provided, that the retirement occurs after the one-year anniversary of the grant date. In the event of involuntary termination without “cause” or as a result of a divestiture, the employee will vest in a pro rata number of performance shares based on the number of months in the performance period that have lapsed from the grant date to the termination date. Performance shares that vest in connection with termination of employment remain nevertheless subject to the earn-out requirements based on Company performance during the performance period ending December 31, 2022 and are paid only at the end of the three-year performance period and only to the extent that the performance conditions have been satisfied. Retirement means the voluntary cessation of employment by the employee upon the attainment of age sixty (60) and the completion of not less than five (5) years of service with the Company; provided, however, that there is no basis for the Company to terminate the employment of the Employee for “cause” at the time of the employee’s voluntary cessation of employment. The definition of “cause” is provided under “2020 Potential Payments Upon Termination or Change in Control” beginning on page 51).

In addition, the awards vest following a “change in control” only if, within two years after the change in control, the named executive officer’s employment is terminated by the Company without “cause” or by the named executive officer for “good reason” (the definition of “good reason” is provided under “2020 Potential Payments Upon Termination or Change in Control” beginning on page 51), or if the surviving entity in the change in control does not agree to assume the awards or grant substitute awards that present similar economic opportunity. A “change in control” occurs if and when:

(i)	any person becomes the beneficial owner of securities of the Company representing 40% or more of the combined voting power of the Company’s then outstanding securities; or

(ii)	a majority of the Company’s directors are not “continuing directors;” or

(iii)	the Company consummates any of the following transactions that are required to be approved by stockholders: (a) a transaction in which the Company ceases to be an independent publicly-owned corporation, (b) the sale or other disposition of all or substantially all of the Company’s assets or (c) a plan of partial or complete liquidation of the Company.

Clawback Policy. We maintain an Incentive Compensation Recoupment Policy (commonly known as a “clawback” policy). The recoupment policy covers all of our current and former executive officers, our principal accounting officer and any other employee who receives an equity award under our Employee Plan. Under the policy, incentive compensation (including without limitation cash and equity awards (whether vested or unvested)) is subject to recoupment and recovery by the Company, including after an award has been settled or paid, if a performance measure considered by the Compensation Committee in making the award is adjusted or restated in a manner that would have had the effect of reducing the size of the award when made. In addition, if a covered employee engaged in gross negligence or intentional misconduct that contributed to the award or payment of incentive compensation that is greater than would have been paid or awarded absent the misconduct, we may seek to recover the entire award or payment, or take other remedial and recovery action, as determined by the Compensation Committee. Thus, for example, if supervisory personnel were to engage in gross negligence or intentional misconduct, the policy would apply.

Employment Agreement. Mr. Rusckowski entered into an employment letter agreement with the Company on April 9, 2012 in connection with his appointment as CEO and President. As amended, at this time, the employment agreement provides that its term is automatically extended for successive additional one-year periods unless at least six months prior to the end of any applicable one-year extended term, either party shall have notified the other in writing that the agreement will expire on the last day thereof. The employment agreement provides for:

•	an annual base salary, subject to annual review by the Board (or a committee thereof);

•	participation in the SMIP, with a target amount of 130% of his annual base salary;

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•	eligibility for annual long-term incentive awards;

•	participation in the employee benefit programs generally available to senior executives of the Company, including health insurance, life and disability insurance, the Employee Stock Purchase Plan, a 401(k) plan and a flexible spending plan;

•	application of the Company’s share ownership and retention guidelines to Mr. Rusckowski;

•	reimbursement for the cost of a personal driver for business purposes (including transportation between Mr. Rusckowski’s personal residence and the Company’s offices);

•	Mr. Rusckowski’s participation in the Severance Plan as a Schedule A participant. In addition, pursuant to his employment agreement, Mr. Rusckowski is entitled to treat as a “qualifying termination” under the Severance Plan a termination by him for “good reason” prior to a “change in control,” and his severance in this case will include a pro rata bonus, based on actual performance, for his termination year. See “2020 Potential Payments Upon Termination or Change in Control” beginning on page 51; and

•	Mr. Rusckowski’s nomination for election to the Board.

Mr. Rusckowski’s employment agreement also provides that his performance-based and incentive-based compensation is subject to clawback by the Company pursuant to any Company corporate governance guidelines or policies, each as may be in effect from time to time. In addition, Mr. Rusckowski has entered into the Company’s standard restrictive covenant agreement, which includes a covenant not to compete with the Company and not to solicit the Company’s employees or customers for a period of one year following the termination of his employment.

Outstanding Equity Awards at 2020 Fiscal Year-End

This table provides information regarding stock option and unvested stock awards held at December 31, 2020.

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
Rusckowski	2/21/2017	187,845		$95.80	2/21/2027
	2/19/2018	114,040	57,021	$103.57	2/19/2028	65,851	7,847,464
	2/18/2019	71,234	142,470	$86.63	2/18/2029	13,160	1,568,277	35,092	(3)	4,181,914
	2/18/2020		145,361	$112.17	2/18/2030	22,288	2,656,061	42,180	(4)	5,026,591
Guinan	2/21/2017	57,606		$95.80	2/21/2027
	2/19/2018	33,842	16,922	$103.57	2/19/2028	19,543	2,328,939
	2/18/2019	21,086	42,173	$86.63	2/18/2029	3,897	464,405	10,390	(3)	1,238,176
	2/18/2020		40,120	$112.17	2/18/2030	6,152	733,134	7,761	(4)	924,878
Davis	2/21/2017	55,093		$95.80	2/21/2027
	2/19/2018	32,370	16,185	$103.57	2/19/2028	18,695	2,227,883
	2/18/2019	20,150	40,300	$86.63	2/18/2029	3,723	443,670	9,928	(3)	1,183,120
	2/18/2020		40,120	$112.17	2/18/2030	6,152	733,134	7,761	(4)	924,878
Eglinton	2/21/2017	37,565		$95.80	2/21/2027
Manner	2/19/2018	25,748	12,875	$103.57	2/19/2028	14,871	1,772,177
	2/18/2019	16,400	32,800	$86.63	2/18/2029	3,031	361,204	8,081	(3)	963,013
	2/18/2020		34,887	$112.17	2/18/2030	5,350	637,560	6,749	(4)	804,278
Mendez (6)	10/1/2019	5,323	10,647	$106.94	10/1/2029
	10/1/2019					936	111,543
	10/1/2019					11,690	1,393,097	2,494	(3)	297,210
	2/18/2020		34,887	$112.17	2/18/2030	5,350	637,560	6,749	(4)	804,278

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(1)	Each option generally vests in three equal installments on the first three anniversaries of the grant date, subject to earlier expiration following termination of employment. The consequences for awards issued in 2019 and 2020 of events such as termination of employment are described under “Key Terms of Equity Awards Granted in 2020” beginning on page 46.

(2)	Represents RSUs awarded in 2020, 2019 and 2018. RSUs granted in 2018 and 2019 generally vest 25% on each of the first anniversary and second anniversary of the grant date and 50% on the third anniversary of the grant date and RSUs granted in 2020 generally vest in three equal installments on the first three anniversaries of the grant date. The consequences for awards issued in 2019 and 2020 of events such as termination of employment are described under “Key Terms of Equity Awards Granted in 2020” beginning on page 46.

The grant date February 21, 2018 also includes performance shares awarded in 2018 and earned based on the performance period that began January 1, 2018 and ended on December 31, 2020. The number of shares issuable pursuant to the awards was determined in February 2021 and was subject to service-based vesting through February 28, 2021. The performance shares earned by each named executive officer were as follows: Mr. Rusckowski—58,368 shares; Mr. Guinan—17,322 shares; Mr. Davis—16,570 shares; and Ms. Eglinton Manner—13,181 shares. Mr. Mendez did not receive performance shares in 2018.

(3)	Represents target performance shares awarded in 2019. The performance period began on January 1, 2019 and ends on December 31, 2021. If the performance goals are met, awards are made in stock in the first quarter following the end of the performance period.

(4)	Represents target performance shares awarded in 2020. The performance period began on January 1, 2020 and ends on December 31, 2022. If the performance goals are met, awards are made in stock in the first quarter following the end of the performance period. Performance goals and calculation of performance awards are described in “Compensation Discussion and Analysis” beginning on page 23.

(5)	Represents fair market value of shares using the closing price on December 31, 2020 of $119.17.

(6)	As a result of Mr. Mendez’s resignation effective February 22, 2021, he forfeited his unvested equity awards.

2020 Option Exercises and Stock Vested Table

This table provides information regarding stock option exercises during 2020, including the number of shares of common stock acquired upon exercise and the aggregate amount realized on each exercise. The table also provides information regarding RSUs that vested and were paid during 2020 and performance share awards that were earned based on the performance period ending on December 31, 2019 and were determined and paid during 2020, including the number of shares awarded and the value realized as of February 28, 2020.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting		Value Realized on Vesting ($)
Rusckowski	533,992	25,654,836	15,958	(1)	1,800,103	(1)
			25,085	(2)	2,670,549	(2)
			41,043	(3)	4,470,652	(3)
Guinan	154,352	7,747,006	4,810	(1)	542,590	(1)
			7,693	(2)	818,997	(2)
			12,503	(3)	1,361,587	(3)
Davis	143,537	5,301,123	4,600	(1)	518,901	(1)
			7,359	(2)	783,439	(2)
			11,959	(3)	1,302,340	(3)

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Eglinton Manner	N/A	N/A	7,772	(1)	849,334	(1)
			5,018	(2)	534,216	(2)
			12,790	(3)	1,383,550	(3)
Mendez	N/A	N/A	12,000	(1)	1,367,548	(1)
			N/A	(2)	N/A	(2)
			12,000	(3)	1,367,548	(3)

(1)	RSUs that vested and were paid during 2020.

(2)	Performance share awards that were earned based on the performance period ending on December 31, 2019 and were determined and paid during 2020.

(3)	Total of (1) and (2).

2020 Nonqualified Deferred Compensation Table

This table provides information regarding participation by the named executive officers in the SDCP, the Company’s plan that provides for the deferral of compensation on a basis that is not tax-qualified. All named executive officers are eligible to participate in the SDCP. Under the SDCP, participants may defer up to 50% of their regular salary in excess of the Internal Revenue Service limit on compensation eligible for the 401(k) Plan. In addition, participants may defer up to 95% of their annual incentive compensation in excess of the Internal Revenue Service limit on compensation eligible for the 401(k) Plan. The Company provides a 100% matching credit on amounts deferred up to a maximum of 5% of eligible cash compensation, and may, in its discretion, credit additional amounts to a participant’s account. The SDCP is a non-qualified plan under the Internal Revenue Code and does not provide for guaranteed returns on plan contributions. A participant’s deferrals, together with Company matching credits, are adjusted for earnings or losses measured by the rate of return on the notional investments available under the plan to which participants allocate their accounts. Distributions are made after termination of employment or on a date, selected by the participant, prior to the termination of employment.

Name	Executive Contributions in 2020 ($)(1)	Registrant Contributions in 2020 ($)(2)	Aggregate Earnings in 2020(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/20 ($)(4)
Rusckowski	1,280,120	98,286	1,830,004	—	13,987,184
Guinan	38,547	32,347	95,008	—	709,936
Davis	243,413	28,616	161,339	—	2,428,253
Eglinton Manner	31,782	25,782	51,163	—	285,696
Mendez	—	—	—	—	—

(1)	Amounts deferred at the election of the named executive officer. These amounts are included in the “2020 Summary Compensation Table” beginning on page 43 in 2020 salary and 2020 non-equity incentive plan compensation (payable in 2020).

(2)	Company matching credits. These amounts may differ from those shown in the column “All Other Compensation” in the “2020 Summary Compensation Table” beginning on page 43 due to timing differences.

(3)	Earnings (losses) on SDCP accounts. These earnings (losses) are not required to be reported as compensation in the “2020 Summary Compensation Table.”

(4)	All amounts contributed by a named executive officer and by the Company in prior years have been reported in the summary compensation table in our previously filed proxy statements in the year earned, to the extent that the executive was named in such proxy statement and the amounts were so required to be reported in such tables.

2021 Proxy Statement	50

2020 Potential Payments Upon Termination or Change in Control

During 2020, the Severance Plan covered all named executive officers. The Severance Plan provides severance benefits in connection with a “qualifying termination,” which is defined to mean a termination of employment: (1) prior to a “change in control” by the Company other than for “cause” and (2) after a “change in control” by the Company other than for “cause” or by the executive officer for “good reason.”

Unless the “qualifying termination” occurs in connection with a “change in control,” the severance benefit for Schedule A participants in the Severance Plan generally is a lump sum equal to two times the executive officer’s annual base salary at the annual rate in effect on the date of termination of employment plus two times the annual award of variable compensation at the most recent target level. For Schedule B participants, the severance benefit multiplier is one time, rather than two times, annual base salary plus the annual target award of variable compensation. Mr. Rusckowski is a Schedule A participant, and each of Mr. Guinan, Mr. Davis and Ms. Eglinton Manner is a Schedule B participant in the Severance Plan.

The executive officer and eligible dependents would also be entitled to coverage under the Company’s group medical and life insurance benefit programs on the same terms the Company provides to similarly situated executives for up to 18 months (in the case of Schedule A participants) or up to 12 months (in the case of Schedule B participants) following a qualifying termination. In addition, the executive officer is entitled to receive outplacement assistance for one year and a lump sum payment equal to the amount of any matching contributions or credits made by the Company to the Company’s 401(k) Plan and the SDCP on behalf of the executive officer during the year preceding termination.

Executive officers are not entitled to cash severance benefits on a “change in control.” However, the cash payments due on an involuntary termination by the Company without “cause” or by the named executive officer for “good reason” are increased if the termination occurs in connection with a “change in control.” If the “qualifying termination” occurs during the 24-month period following a “change in control,” or under certain conditions during the 6-month period prior to a “change in control” in anticipation thereof, the severance benefit for Schedule A participants in the Severance Plan will be a lump sum equal to three times the executive officer’s annual base salary and three times the annual award of variable compensation at the most recent target level. For Schedule B participants, the multiplier is two times, rather than three times, the relevant amount. In addition, the executive officer would receive a prorated lump sum payment based on the target incentive award for the year of termination. There is no enhancement to the medical and life insurance coverage and 401(K) plan and SDCP benefits described above for terminations not in connection with a “change in control.” For the treatment of stock options, RSUs and performance share grants upon an executive officer’s termination of employment with rights to receive severance or on a change in control, see “Key Terms of Equity Awards Granted in 2020” beginning on page 46.

The Severance Plan uses the following defined terms:

•	“Cause” means the executive officer’s (1) willful and continued failure to perform duties, (2) willfully engaging in illegal conduct or gross misconduct, (3) engaging in conduct or misconduct that materially harms the reputation or financial position of the Company, (4) obstruction or failure to cooperate with any investigations, (5) commission of a felony or (6) being found liable in any SEC or other civil or criminal securities law action.

•	“Good reason” generally includes (1) any material adverse changes in the duties, responsibilities or status of the executive officer, (2) a material reduction in base salary or annual performance incentive target or equity incentive compensation target opportunities, (3) a relocation more than 50 miles from the executive officer’s original location that increases the executive officer’s commute by more than 50 miles, (4) the Company’s failure to continue any significant compensation and benefit plans or (5) the Company’s failure to obtain the assumption of the Company’s obligations from any successor.

“Change in control” is defined for purposes of the Severance Plan in a manner that is substantially identical to the definition used for purposes of our equity awards (see “Key Terms of Equity Awards Granted in 2020” beginning on page 46).

51	2021 Proxy Statement

Under the Severance Plan, the named executive officers are not entitled to any severance benefits on a voluntary termination unless the voluntary termination is in connection with a “change in control” and is for “good reason.” However, in addition to his benefits under the Severance Plan, Mr. Rusckowski is entitled, pursuant to his employment agreement, to treat as a “qualifying termination” under the Severance Plan a termination by him for “good reason” prior to a “change in control,” and his severance upon a “qualifying termination” will include a pro rata bonus, based on actual performance, for his termination year.

This table provides information regarding the potential payments that would become payable on an involuntary termination not for “cause” and not in connection with a “change in control.” The table assumes a December 31, 2020 termination date and the closing price of the Company’s common stock as of December 31, 2020, which was $119.17.

Name	Cash Compensation ($)(1)	Accelerated Vesting of Stock Options ($)(2)	Accelerated Vesting of Performance Shares ($)(3)	Accelerated Vesting of RSUs ($)(4)	Benefits ($)(5)	Total ($)
Rusckowski (6)	6,000,000	889,528	10,907,749	891,749	190,000	18,879,026
Guinan	1,178,000	263,983	3,077,923	264,677	100,000	4,884,583
Davis	1,098,000	252,486	2,954,701	253,236	100,000	4,658,423
Eglinton Manner	1,080,000	200,850	2,382,804	201,397	100,000	3,965,051
Mendez (7)	-	-	-	-	-	-

(1)	Represents two times or one time (depending on whether the executive is a Schedule A or Schedule B participant in the Severance Plan) the sum of base salary plus the target annual incentive, payable at the same time annual incentives are ordinarily paid to similarly situated executives.

(2)	Represents the value of accelerated “in the money” stock options granted in 2018 that would have vested if the executive had remained employed through December 31, 2021 (such date being the first anniversary of the executive’s assumed termination date of December 31, 2020).

(3)	For awards made in 2019 and 2020, represents the value of performance shares that would have vested if the executive had terminated employment on December 31, 2020 (determined based on the number of months in the performance period and assuming target level of performance). For awards made in 2018, represents the value of the number of performance shares that were earned based on performance through December 31, 2020.

(4)	Represents the value of accelerated RSUs granted in 2018 that would have vested if the executive had remained employed through December 31, 2021.

(5)	Includes the cost of group medical and life insurance coverage to the participant to the same extent as the Company pays for such coverage for similarly situated executives. Also includes estimated cost of outplacement services for one year and an amount, payable in a lump sum, equal to any matching contributions or credits made by the Company on behalf of the participant to the 401(k) Plan and the SDCP during the year preceding the date of termination.

(6)	Amounts shown also would be payable to Mr. Rusckowski pursuant to his employment agreement if he terminates employment for “good reason” prior to a “change in control.” Excludes annual incentive compensation payable in respect of 2020 but unpaid as of December 31, 2020 (the amount of the annual incentive compensation for 2020 is set forth in the “2020 Summary Compensation Table” beginning on page 43).

(7)	As a result of Mr. Mendez’s resignation effective February 22, 2021, Mr. Mendez forfeited his unvested equity awards and was not entitled to any cash severance amounts.

This table provides information regarding the potential payments that would become payable on a termination for “good reason” or an involuntary termination not for “cause” in connection with a “change in control.” The table assumes a December 31, 2020 termination date and the closing price of the Company’s common stock as of December 31, 2020, which was $119.17.

2021 Proxy Statement	52

Name	Cash Compensation ($)(1)	Accelerated Vesting of Stock Options ($)(2)	Accelerated Vesting of Performance Shares ($)(3)	Accelerated Vesting of RSUs ($)(4)	Benefits ($)(5)	Total ($)(6)
Rusckowski	9,000,000	6,543,028	24,714,309	5,116,087	190,000	45,563,424
Guinan	2,356,000	1,917,133	6,269,295	1,462,216	100,000	12,104,644
Davis	2,196,000	1,844,688	6,069,566	1,430,040	100,000	11,640,294
Eglinton Manner	2,160,000	1,512,371	5,000,016	1,200,161	100,000	9,972,548
Mendez (7)	–	–	–	–	–	–

(1)	Represents three times or two times (depending on whether the executive is a Schedule A or Schedule B participant in the Severance Plan) the sum of base salary and target annual incentive. Excludes annual incentive compensation payable in respect of 2020 but unpaid as of December 31, 2020 (the amount of the annual incentive compensation for 2020 is set forth in the “2020 Summary Compensation Table” beginning on page 43).

(2)	Represents the value of accelerated “in the money” stock options.

(3)	Represents the value of accelerated performance shares. Performance shares for the performance period ended December 31, 2020 are based on shares actually earned. Performance shares for performance periods ending after December 31, 2020 represent the greater of (i) the number of shares that would be earned based on Company performance through December 31, 2020 and (ii) the target number of performance shares.

(4)	Represents the value of accelerated RSUs.

(5)	Includes the cost of group medical and life insurance coverage to the participant to the same extent as the Company pays for such coverage for similarly situated executives. Also includes estimated cost of outplacement services for one year and an amount, payable in a lump sum, equal to any matching contributions made by the Company on behalf of the participant to the 401(k) Plan and the SDCP during the year preceding the date of termination.

(6)	Amounts payable under the Severance Plan upon termination of employment following a change in control are subject to reduction (“cutback”) to eliminate any loss of deduction for the Company, and any imposition of excise tax on the executive, pursuant to Sections 280G and 4999 of the Internal Revenue Code, respectively. The cutback would reduce severance and other benefits to the maximum amount that could be paid without exceeding the Section 280G threshold and will apply if the net after-tax amount received by the executive exceeds the net after-tax amount the executive would receive if the full benefits were paid and the excise tax imposed. Amounts shown in the table do not reflect the impact of the potential cutback.

(7)	As a result of Mr. Mendez’s resignation effective February 22, 2021, Mr. Mendez forfeited his unvested equity awards and was not entitled to any cash severance amounts.

If the employment of a named executive officer had terminated by reason of death, disability or retirement on December 31, 2020, the executive would have been entitled to accelerated vesting of stock options and RSUs in the same amounts (or in the case of retirement, a lesser amount than) shown in the foregoing table. In addition, assuming that performance shares earned are the greater of (i) the number of shares that would be earned based on Company performance through December 31, 2020 and (ii) the target number of performance shares, the executive would have been entitled to accelerated vesting of performance shares in the same amount (or in the case of retirement, a lesser amount) shown in the table. In the event of his retirement, Mr. Rusckowski would currently be eligible to receive retirement treatment (so long as there is no for “cause” basis for his termination at such time).

The named executive officers are not entitled to any benefits upon death or disability beyond what is available to other exempt employees. In the case of any termination (other than for termination for cause), named executive officers are entitled to exercise vested stock options and to receive vested and earned RSUs and performance shares. For the consequences of termination of employment on vesting of equity awards, see “Key Terms of Equity Awards Granted in 2020” beginning on page 46. In addition, on any termination, each named executive officer is entitled to receive benefits available generally to exempt employees, such as distributions under the 401(k) Plan and SDCP. For the account

53	2021 Proxy Statement

balances of each named executive officer under the SDCP, see “2020 Nonqualified Deferred Compensation Table” on page 50.

Pay Ratio

Under SEC rules, we are required to disclose the annual total compensation of the individual identified as the median paid employee of all our employees (other than our CEO), as well as the ratio of this amount to the annual total compensation paid to our CEO. This ratio is an estimate calculated in accordance with SEC rules, which allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions based on their compensation practices. Therefore, the ratio reported by other companies may not be comparable to the ratio we report.

For 2020, the annual total compensation of the individual identified as the median paid employee of all our employees (other than our CEO) was $71,645, and the annual total compensation of our CEO was $14,097,039, including, in each case, the cost of Company-paid broad-based benefits, including 401(k) and health, disability and life insurance. Therefore, our median identified employee to CEO pay ratio was estimated to be approximately 1 to 197.

In identifying the 2020 median employee, we used December 31, 2020 as our determination date and focused on our employee population as of that date. We considered the compensation of approximately 45,852 individuals; this excluded approximately 701 employees who worked at Mid America Clinical Laboratories, LLC, which we acquired in 2020.

Applying the 5% “De Minimis Exemption” permitted under SEC rules, we excluded workers, representing approximately 2% of our 2020 workforce, located in the following countries (with the number of excluded employees set forth in parentheses following the country): India (355); Mexico (468); Finland (153); Canada (87); Brazil (38); Ireland (15); and China (2). To identify our median employee, we used 2020 wages reported to the Internal Revenue Service, annualized for employees who were employed on December 31, 2020 but did not work for us for all of 2020.

Delinquent Section 16(a) Reports

The Company believes that all required reports have been timely filed since January 1, 2020 under the SEC’s rules for reporting transactions by executive officers, directors and persons who own more than 10% of our common stock, except that, as a result of inadvertent administrative errors, the Company was one business day late in reporting: (i) a 2021 grant of RSUs and options to Manuel Mendez; (ii) a grant of phantom stock units to Timothy Ring; and (iii) a disposition of common stock by Carrie Eglinton Manner to cover tax withholding obligations arising from the settlement of restricted stock units.

Equity Compensation Plan Information

This table provides information as of December 31, 2020 about our common stock that may be issued upon the exercise of options, warrants and rights under the Company’s equity compensation plans.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted- average exercise price of outstanding options, warrants and rights ($) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)) (c)
Equity compensation plans approved by security holders
Employee Long-Term Incentive Plan (1)	7,819,761	(4)	90.44	9,659,807	(6)(7)
Long-Term Incentive Plan for Non-Employee Directors (2)	94,876	(5)	64.62	153,316
Employee Stock Purchase Plan	—		N/A	3,561,629	(8)
Equity compensation plans not approved by security holders (3)	—		N/A	—
Total	7,914,637		90.32	13,374,752

2021 Proxy Statement	54

(1)	Awards under this plan may consist of stock options, performance shares to be settled by the delivery of shares of common stock (or the value thereof), stock appreciation rights, restricted shares and RSUs to be settled by the delivery of shares of common stock (or the value thereof).

(2)	Awards under this plan may consist of stock options or stock awards (which may consist of shares or the right to receive shares, or the value thereof, in the future).

(3)	The table does not include 14,538 shares of common stock that were issued to the trust for the SDCP prior to May 2004 that may be distributed to participants under the SDCP. While the SDCP does not provide a stock fund as a current notional investment option, the plan includes a stock investment fund option that was frozen effective April 1, 2004. In addition, prior to January 1, 2003, Company matching credits under the SDCP were credited to participant accounts in the form of shares of common stock. Participants are no longer allowed to notionally invest in additional shares of common stock under the SDCP.

(4)	Includes 6,439,878 options, 508,866 RSUs and 871,017 performance shares (assumes that performance shares for the performance period ended December 31, 2020 are based on shares actually earned and that performance shares for periods ending subsequent to December 31, 2020 are earned at the maximum rather than the target amount). If performance shares for periods ending subsequent to December 31, 2020 were earned at target rather than the maximum amount, the number of performance shares would be 566,016.

(5)	Includes 29,544 stock options and 65,332 RSUs.

(6)	Assumes that performance shares for the performance period ended December 31, 2020 are based on shares actually earned and that performance shares for performance periods ending subsequent to December 31, 2020 are earned at the maximum rather than the target amount.

(7)	Awards of stock options and stock appreciation rights reduce the number of shares available for grant by one share for every share subject to the award. Awards of restricted shares, RSUs and performance shares reduce the number of shares available for grant by 2.65 shares for every one share or unit granted. Thus, if future awards under the Employee Long-Term Incentive Plan consisted exclusively of RSUs and performance shares, awards covering a maximum of 3,645,210 shares could be granted.

(8)	After giving effect to shares issued in January 2021 for the December 2020 payroll under the Employee Stock Purchase Plan.

55	2021 Proxy Statement

AUDIT

Proposal No. 3—Ratification of Appointment of Independent Registered Public Accounting Firm

The Board of Directors recommends that you vote FOR ratification of the appointment of PwC as our independent registered public accounting firm for 2021.

We recommend that stockholders ratify the selection of PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm retained to audit the Company’s consolidated financial statements and internal control over financial reporting for 2021. Although ratification is not required, the Audit and Finance Committee (the “Committee”) is submitting this proposal to stockholders as a matter of good corporate practice. If the appointment of PwC is not ratified, the Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Committee may select a different independent registered public accounting firm at any time during the year if it determines that a change would be in the best interest of the Company and its stockholders.

The Audit and Finance Committee is directly responsible for the appointment, compensation (including approval of the audit fee), retention and oversight of the independent registered public accounting firm retained to audit the Company’s consolidated financial statements and internal control over financial reporting. In order to assure continuing auditor independence, the Audit and Finance Committee periodically considers whether there should be regular rotation of the independent registered public accounting firm. Further, in conjunction with the mandated rotation of the independent registered public accounting firm’s lead engagement partner, the Audit and Finance Committee and its chair are directly involved in the selection of the lead engagement partner. The Committee has selected PwC as our independent registered public accounting firm for 2021. PwC, or one of its predecessor firms, has served as the Company’s independent registered public accounting firm continuously since 1995.

The Audit and Finance Committee annually reviews the independence and performance of PwC in deciding whether to retain PwC or engage another firm as our independent registered public accounting firm. In the course of these reviews, the Committee considers, among other things:

•	the historical and recent performance of PwC on the Company’s audit, including the results of an extensive internal survey of the service and quality of PwC;

•	the capability and expertise of PwC in handling the breadth and complexity of our operations;

•	external data on audit quality and performance, including recent Public Company Accounting Oversight Board (“PCAOB”) reports on PwC and its peer firms;

•	the appropriateness of the fees of PwC for audit and other services;

•	the independence of PwC; and

•	the advantages and disadvantages of retaining or replacing PwC as our independent auditor, including the benefits of having a long-tenured auditor and controls and processes that help ensure the independence of PwC.

Retention of PwC
Tenure Benefits

Higher audit quality. With over 25 years of experience with the Company, including numerous statutory audits in multiple jurisdictions, PwC has gained institutional knowledge of and deep expertise regarding our complex operations and business, accounting policies and practices, and internal control over financial reporting.

2021 Proxy Statement	56

Efficient fee structure. The aggregate fees of PwC are competitive with peer companies because of its familiarity with our business.

No onboarding or educating new auditor. Bringing on a new auditor requires a significant time commitment that could distract from management’s focus on financial reporting, internal controls and other issues.

Independence Controls

Thorough Audit and Finance Committee oversight. The Committee’s oversight includes private meetings with PwC (multiple times per year), a comprehensive annual evaluation by the Committee in determining whether to engage PwC, and a Committee-directed process for selecting the lead engagement partner.

Limits on non-audit services. The Company requires Audit and Finance Committee preapproval of non-audit services and requires that PwC is engaged only when it is best suited for the job. When considering whether to preapprove non-audit services, the Committee considers the total non-audit fees to be paid to PwC relative to total audit fees.

Strong internal PwC independence process. PwC conducts periodic internal quality reviews of its audit work and rotates the lead engagement partner every five years. At the conclusion of the 2018 audit, the lead engagement partner was rotated.

Strong regulatory framework. Because it is an independent registered public accounting firm, PwC is subject to PCAOB inspections, “Big 4” peer reviews, and PCAOB and SEC oversight.

Based on this evaluation, the Audit and Finance Committee believes that PwC is independent and that the retention of PwC to serve as the Company’s independent registered public accounting firm for 2021 is in the best interest of the Company and its stockholders. PwC representatives are expected to attend the annual meeting of stockholders, will have the opportunity to make a statement if they wish and are expected to be available to respond to appropriate stockholder questions.

Pre-Approval of Audit and Permissible Non-Audit Services

The Audit and Finance Committee has established policies and procedures to pre-approve all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. Prior to engagement of the independent registered public accounting firm for the annual audit, management submits to the Committee for approval a schedule of audit, audit-related, tax and all other services for the year. The Committee pre-approves services by category, with specific dollar value limits for each category. During the year, if it becomes desirable to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval, such services will be presented to the Committee for approval. The Committee also has delegated to its chair the authority to pre-approve services, subject to certain dollar limitations. Pre-approvals by the Committee chair are communicated to the Committee at its next scheduled meeting.

Fees and Services of PwC

Aggregate fees for professional services rendered for the Company by PwC for the years ended December 31, 2020 and 2019 were:

	2020 ($)	2019 ($)
Audit Fees	3,889,300	3,663,680
Audit Related Fees	—	—
Tax Fees	88,742	211,193
All Other Fees	4,500	3,839
Total Fees	3,982,542	3,878,712

57	2021 Proxy Statement

Audit Fees were for services including professional services rendered for the audits of the Company’s consolidated financial statements; statutory audits and subsidiary audits; assistance with review of documents filed with the SEC; and professional services rendered for the audit of the Company’s internal control over financial reporting.

Audit Related Fees. None were incurred in 2020 or 2019.

Tax Fees were for services related to tax planning and tax advice, including assistance with and representation before U.S. and certain non-U.S. authorities; and services related to tax compliance, including preparation of tax returns and claims for refunds, primarily for non-U.S. tax matters. Tax Fees related to tax planning and tax advice were $88,742 and $211,193 in 2020 and 2019, respectively. None of these fees related to tax planning for any of the Company’s directors or executive officers.

All Other Fees were for software licenses related to access to on-line technical accounting and reporting resource materials.

2021 Proxy Statement	58

Audit and Finance Committee Report

The primary purposes of the Audit and Finance Committee are: (1) to assist in the Board’s oversight of (a) the quality and integrity of the Company’s financial statements and related disclosures, (b) the independent registered public accounting firm’s qualifications and independence and (c) the performance of the Company’s internal audit function and independent registered public accounting firm; and (2) to provide advice to the Board on financing activities and other financial matters.

Management is responsible for establishing and maintaining adequate internal financial controls for the Company’s financial statements and public reporting process. Our independent registered public accounting firm, PwC, is responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on the Company’s internal control over financial reporting.

In the performance of its oversight role, the Committee reviews the Company’s internal financial controls, financial statements and public reporting process, and regularly meets with both management and PwC to discuss these matters. The Committee also regularly meets privately with PwC and internal auditors, both of which have unrestricted access to the Committee, to discuss these matters. In addition, the Committee reviews, acts on and makes recommendations regarding the Company’s financing plans and other significant financial policies and actions.

The Committee reviewed and discussed with management and PwC the audited financial statements for the year ended December 31, 2020 and the evaluation by PwC of the Company’s internal control over financial reporting. The Committee also discussed with PwC the matters required to be discussed by applicable PCAOB standards. In addition, the Committee received from and discussed with PwC the written disclosures and the letter required by PCAOB rules regarding the communication of PwC with the Committee concerning independence, and discussed with PwC that firm’s independence. In addition, the Committee concluded that the provision by PwC of audit and non-audit services to the Company is compatible with PwC’s independence.

Based on these reviews and discussions, the Committee recommended to the Board the inclusion of Quest Diagnostics’ audited financial statements for the fiscal year ended December 31, 2020 in the Company’s Annual Report on Form 10-K.

Audit and Finance Committee

Gary M. Pfeiffer, Chair
Wright L. Lassiter, III
Timothy L. Main
Daniel C. Stanzione
Gail R. Wilensky

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR THIS PROPOSAL UNLESS OTHERWISE INSTRUCTED.

59	2021 Proxy Statement

ADDITIONAL ACTION ITEMS

Proposal No. 4—Stockholder Proposal Regarding the Right to Act by Written Consent

The Board of Directors recommends you vote AGAINST this proposal.

John Chevedden, 2215 Nelson Ave., No. 205, Redondo Beach, Calif. 90278, owner of 50 shares of the Company’s common stock, has notified us that he intends to present the following proposal and related supporting statement at the Annual Meeting.

Proposal 4 – Shareholder Right to Act by Written Consent

Shareholders request that our board of directors take the necessary steps to permit written consent by the shareholders entitled to cast the minimum number of votes that would be necessary to authorize an action at a meeting at which all shareholders entitled to vote thereon were present and voting. This includes shareholder ability to initiate any appropriate topic for written consent.

This proposal topic won 95%-support at Dover Corporation and 88%-support at AT&T. It also won our 49% support at our 2015 annual meeting. This 49% vote would likely have been over 50% had management not done a lavish 2015 special solicitation to prop up its vote on executive pay. A proxy solicitor had recommended voting against Quest Diagnostics executive pay.

It is particularly important to have a shareholder right to act by written consent due to our lame right to call for a special shareholder meeting. It takes 24% of the shares, that typically cast a DGX ballot, to call a special meeting. And the owners of 24% of shares must subtract all shares that that have not been held for an unbroken one-year. Thus the owners of 24% of shares owned for an unbroken one-year might discover that they own 50% of DGX shares after they include all their shares regardless of length ownership. A potential 50% barrier is not good for shareholders.

A shareholder right to act by written consent affords DGX management strong protection for a management holdout mentality during the current rapid changing business environment. Due to the low shareholder participation in annual meeting elections any action taken by written consent would still need more than 60% supermajority approval from the shares that normally cast ballots at the DGX annual meeting to equal a majority from the DGX shares outstanding.

A cornerstone of the 2020 management argument regarding written consent was that with special shareholder meetings shareholders “have an opportunity to deliberate.” This has been completely blown out of the water in 2020.

With the near universal use of tightly controlled online annual shareholder meetings, which can be only 10-minutes of stilted formalities, shareholders are severely restricted in deliberating and making their views known because all challenging questions and comments can be screened out by management. And management is free to have its friends opine in support of management.

For example the Goodyear online shareholder meeting was spoiled by a trigger-happy management mute button that was used to quash constructive shareholder criticism. AT&T, with 3000 institutional shareholders, would not even allow shareholders to speak at its online shareholder meeting.

And Mr. Daniel Stanzione, Chairman of the DGX Governance Committee in 2015 and also in 2020, seemed to be clueless of the fact that written consent can be structured so that all shareholders receive notice.

Please vote yes:

Shareholder Right to Act by Written Consent - Proposal 4

2021 Proxy Statement	60

OUR BOARD RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL.

The Board has carefully considered the proposal and believes that action by written consent is unnecessary given our strong Board accountability, stockholder rights and stockholder engagement, the potential for abuse, disenfranchisement and confusion of stockholders, and our strong corporate governance practices. Accordingly, the Board recommends voting against the proposal.

Strong Board Accountability, Stockholders Rights and Stockholder Engagement

The Board has demonstrated its responsiveness and accountability to stockholder concerns through implementation of strong stockholder rights and extensive stockholder engagement. The Company has taken substantial steps to give stockholders the ability to participate in a robust manner. For example, in 2016, after careful consideration and discussions with stockholders, the Board proactively amended our by-laws to give stockholders a right to proxy access for director nominations. Our proxy access provision is in line with governance best practices by allowing a stockholder, or a group of up to 20 stockholders, owning at least 3% of our outstanding common stock continuously for at least three years, to nominate and include in our proxy materials director nominees constituting up to 20% of the Board or two directors.

In addition, stockholders who together hold 20% or more of our outstanding stock are able to call a special meeting of stockholders. This right provides stockholders with the ability to call a meeting of stockholders between regular annual meetings where all stockholders would be able to consider and deliberate on a matter important to the stockholders. The threshold to call a special meeting is less than half the threshold required under this proposal. Any group of stockholders with holdings sufficient to act by written consent under this proposal is already able to call a special meeting of stockholders.

In addition, our active stockholder engagement and outreach provides stockholders with robust access to management and (as noted in our Corporate Governance Principles) directors. Our engagement efforts help us to learn our stockholders’ priorities, perspectives and concerns, and enable us to proactively and effectively address important issues and concerns voiced by our stockholders.

Annual and Special Meetings Include Important Transparency Safeguards for All Stockholders, but Action by Written Consent has the Potential for Stockholder Abuse, Disenfranchisement and Confusion

The Board believes that permitting shareholder action by written consent would circumvent the deliberative process that is the hallmark of the stockholder meeting. The Board believes a properly called stockholder meeting is the forum where actions by stockholders should occur. Core principles of the Company’s engagement with its stockholders are good governance and transparency, and actions by written consent are inconsistent with these principles.

Actions by written consent could potentially disenfranchise stockholders by denying them the ability to vote or otherwise have a say on matters that should be properly presented to stockholders. Stockholders with only a majority of outstanding stock would be able to act on a matter without giving stockholders, the Board or management the opportunity to express their views, ask questions and make opposing arguments. In addition, an action by written consent eliminates the need for advance notice of a proposed stockholder action. Therefore, certain stockholders may not even know about a possible action by written consent until long after the action has already been taken, without a chance to express a perspective on the action. The proxy statement and any soliciting materials that are distributed to stockholders in advance of a special or annual meeting provide stockholders with sufficient time and opportunity to consider the matters presented. This process ensures that all stockholders transparently receive accurate and complete information on important matters presented for stockholder consideration.

The Board also believes that a written consent right has the potential to create substantial confusion for stockholders. Permitting actions by written consent could permit a number of different groups of stockholders to seek consents from stockholders whenever they want and as frequently as they choose on any number of issues that may only benefit a small number of stockholders, and are not in the best interests of the Company. These stockholder groups could even simultaneously seek stockholder support for actions that are inconsistent or, even, contradictory. This could create substantial confusion among stockholders and would impose significant administrative and financial burdens on the Company. Actions by written consent may facilitate the exertion of inappropriate influence by a group of stockholders, including short-term or special interest stockholders, who have no fiduciary duties to or input from the other stockholders. Under the proposal, proponents of an action by written consent would not be required to satisfy any holding requirements

61	2021 Proxy Statement

with respect to our common stock or provide certain information about themselves. Such proponents would be enabled to take significant corporate actions, which may be inconsistent with the long-term best interests of the Company. The Board believes the written consent procedure is more appropriate for a closely-held corporation with a small number of shareholders, and not for a widely-held public company such as the Company.

Strong Corporate Governance Practices

The Board maintains strong corporate governance practices and regularly reviews them. The Board believes that the strong corporate governance practices and stockholder rights provide the appropriate means to advance stockholders’ interest without the potential risk of abuse or disenfranchisement under the action by written consent process. Our corporate governance program includes the following leading practices:

•	Proxy access right for stockholders	•	Active stockholder engagement

•	Stockholder right to call a special meeting of stockholders	•	Lead independent director with robust duties

•	No “poison pill” stockholders’ rights plan	•	Nine out of ten directors are independent

•	No supermajority voting requirements	•	Five out of ten directors are women or ethnically diverse

•	Annual say-on-pay vote	•	Annual election of entire board

In addition, a prior shareholder proposal regarding written consent failed to receive a majority of stockholder support.

For all the above reasons, the Board recommends that stockholders vote AGAINST Proposal No. 4.

In addition, the Board disagrees with a number of the statements that the proponent has made in connection with his proposal. The Board, however, believes that these statements are not relevant to the proposal being considered and that any discussion of those statements would not be helpful to stockholders in determining how to vote on the proposal. As a result, the Board believes there is no reason to address these statements.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE VOTED AGAINST THIS PROPOSAL UNLESS OTHERWISE INSTRUCTED.

2021 Proxy Statement	62

FREQUENTLY ASKED QUESTIONS

1. What is the date, time and place of the Annual Meeting?

We will hold the Annual Meeting on May 21, 2021 at 10:30 a.m. Eastern Time, exclusively by webcast at www.cesonlineservices.com/dgx21_vm. No physical meeting will be held. We encourage you to access the meeting prior to the start time, leaving ample time for check-in. Access to the online meeting will begin at 10 a.m. Eastern Time. You will be able to attend the meeting, vote electronically, and submit questions during the meeting at www.cesonlineservices.com/dgx21_vm.

2. How do I virtually attend the Annual Meeting?

The Annual Meeting will take place online at www.cesonlineservices.com/dgx21_vm.

If you are a stockholder of record (meaning, if you hold your shares in your name through the Company’s transfer agent), you may register to attend by visiting www.cesonlineservices.com/dgx21_vm no later than 24 hours before the Annual Meeting. Follow the directions to register for the Annual Meeting. Have available your proxy card or Important Notice Regarding the Availability of Proxy Materials; they contain the 11-digit control number needed to complete your registration.

If you are a beneficial stockholder (meaning, if you hold your shares through a broker, bank or other nominee), you may register to attend by visiting www.cesonlineservices.com/dgx21_vm no later than 24 hours before the Annual Meeting. Follow the directions to register for the Annual Meeting. Have available your voting instructions form, Important Notice Regarding the Availability of Proxy Materials or other communication; they contain your control number needed to complete your registration.

Stockholders that register to attend the Annual Meeting will receive an e-mail prior to the meeting with a link and instructions for attending the Annual Meeting.

3. How do I vote my shares?

If you are a stockholder of record, you may cause your shares to be voted by submitting your proxy by mail, telephone, or the Internet. The directions for internet, mail and telephone proxy submission are on your proxy card. If you choose to submit your proxy on the Internet before the Annual Meeting, go to www.cesvote.com. If you choose to submit your proxy by mail, simply mark, sign and date your proxy card and return it in the enclosed postage pre-paid envelope. You can also submit your proxy by calling 1-888-693- 8683. If you return a signed proxy card without indicating your vote, your shares will be voted according to the Board’s recommendations. To vote during the Annual Meeting, register to attend the Annual meeting (see Question 2 – “How do I virtually attend the Annual Meeting?”) and click on the ‘Stockholder Ballot’ link that will be available during the Annual Meeting under the ‘Meeting Links’ section of the virtual meeting website,

If you are a beneficial stockholder, please follow the voting instructions forwarded to you by your bank, broker or other holder of record. To vote during the Annual Meeting, register to attend the Annual Meeting (see Question 2 – “How do I virtually attend the Annual Meeting?”) and click on the ‘Stockholder Ballot’ link that will be available during the Annual Meeting under the ‘Meeting Links’ section of the virtual meeting website. Please note that if you are a beneficial owner and wish to vote at the Annual Meeting, you must obtain a legal proxy, in pdf or image file format, from the bank, brokerage firm or other nominee holding your shares giving you the right to vote your shares, and present it with your online ballot during the Annual Meeting.

To reduce our administrative and postage costs, we ask that you submit a proxy through the Internet or by telephone, both of which are available 24 hours a day.

4. Will I be able to ask a question during the Annual Meeting?

Yes, all stockholders attending the Annual Meeting will be able to submit a question during the meeting. You must be logged in to the virtual meeting at www.cesonlineservices.com/dgx21_vm, type your question into the “Ask a Question” box and click ‘submit’. If your question is properly submitted during the meeting, your question may be answered in the

63	2021 Proxy Statement

meeting or we may hold your question and respond to it after the meeting. Questions on similar topics may be combined and answered together.

5. What if I encounter technical difficulties or have trouble accessing the Annual Meeting?

If you have difficulty accessing the Annual Meeting, please follow the instructions contained in the reminder email you will receive the evening before the Annual Meeting. We will have technicians available to assist you.

6. What if the Company encounters technical difficulties during the Annual Meeting?

If we experience technical difficulties during the Annual Meeting (e.g., a temporary or prolonged power outage), our Chairman will determine whether the Annual Meeting can be promptly reconvened (if the technical difficulty is temporary) or whether the Annual Meeting will need to be reconvened at a later time or another day (if the technical difficulty is more prolonged). In any situation, we will promptly notify stockholders of the decision via www.cesonlineservices.com/dgx21_vm.

7. Who can vote at the Annual Meeting?

Holders of our common stock as of the close of business on March 22, 2021, the record date, will be entitled to vote at the Annual Meeting and at any adjournment or postponement of the Annual Meeting.

8. How many votes can be cast by all stockholders?

On the record date, there were 131,224,590 shares of our common stock outstanding, each of which is entitled to one vote for each matter to be voted on at the Annual Meeting.

9. How many votes must be present to hold the Annual Meeting?

We need a majority of the votes that may be cast at the Annual Meeting, present in person or represented by proxy, to hold the Annual Meeting. We urge you to submit your proxy even if you plan to attend the Annual Meeting.

10. How many votes will be required to elect directors?

Each director will be elected by a majority of votes cast with respect to such director. A “majority of votes cast” means that the number of votes cast “for” a director nominee exceeds the number of votes cast “against” that director nominee. Under Delaware law, if the director is not elected at the Annual Meeting, the director will continue to serve on the Board as a “holdover” director. As required by the Company’s by-laws, each director nominee has submitted an irrevocable letter of resignation as director that becomes effective if he or she is not elected by the stockholders and the Board accepts the resignation. If a director is not elected, the Governance Committee will consider the director’s resignation and recommend to the Board whether to accept or reject the resignation or take other action. The Board will decide whether to accept or reject the resignation or take other action and publicly disclose its decision and, if it rejects the resignation, the rationale behind the decision, within 120 days after the election results are certified.

11. How many votes will be required to adopt the other proposals?

The ratification of the appointment of PwC and approval of the stockholder proposal require the affirmative vote of a majority of the shares of common stock represented at the Annual Meeting and entitled to vote thereon. The approval of the advisory resolution to approve executive compensation requires the affirmative vote of a majority of votes cast with respect to such proposal. A “majority of votes cast” means that the number of votes cast “for” a proposal exceeds the number of votes cast “against” that proposal.

12. Can I change or revoke my proxy?

Yes. You may revoke your proxy before your shares are voted by:

•	submitting a later dated proxy, including by telephone or the Internet, that is received no later than the conclusion of voting at the Annual Meeting;

2021 Proxy Statement	64

•	delivering a written revocation notice to William J. O’Shaughnessy, Jr., Corporate Secretary, Quest Diagnostics Incorporated, 500 Plaza Drive, Secaucus, New Jersey 07094 that is received no later than the conclusion of voting at the Annual Meeting; or

•	voting at the Annual Meeting.

13. What if I vote to abstain?

Shares voting “abstain” on the ratification of the appointment of PwC and approval of the stockholder proposal will be counted as present for purposes of that proposal and will have the effect of a vote against the proposal. Shares voting “abstain” for any nominee for director and the advisory vote to approve executive compensation will be excluded entirely from the vote and will have no effect on the election of that nominee or matter, as the case may be.

14. What happens if I do not vote?

If you are a record holder and do not vote your shares or submit a proxy with respect to your shares, your shares will not be voted.

If you hold your shares in street name (including in the Employee Stock Purchase Plan), you must instruct the record owner how to cast your vote if you want your shares to count for the election of directors, the advisory resolution to approve executive compensation, or approval of the stockholder proposal. If you do not provide instructions regarding how to vote on these matters, no vote will be cast on your behalf. Brokers, however, have discretion to vote uninstructed shares on the ratification of the appointment of PwC.

If you are a participant in the 401(k) Plan and you do not submit voting instructions in respect of shares held on your behalf in such plan, then, except as otherwise required by law, the plan trustee will vote your shares in the same proportion as the voting instructions that it receives from other participants.

15. What if there is voting on other matters?

We do not know of any other matters that may be presented for action at the meeting other than those described in this proxy statement. If any matter not described in the proxy statement properly is brought before the meeting, the proxy holders will have the discretion how to vote your shares.

16. What happens if the Annual Meeting is postponed or adjourned?

Your proxy will still be valid and may be voted at the postponed or adjourned annual meeting. You will still be able to change or revoke your proxy until it is voted.

17. Who is soliciting my vote and will pay the expenses incurred in connection with the solicitation?

The Board is soliciting your vote. The Company pays the cost of preparing proxy materials and soliciting your vote. Our directors, officers and employees, who will receive no additional compensation for soliciting, may solicit proxies on our behalf by telephone, mail, electronic or facsimile transmission, or by other means of communication. We also have hired D. F. King & Co., Inc. to solicit proxies and for these services we will pay an estimated fee of $13,500, plus expenses.

18. Can I receive Annual Meeting material via electronic delivery?

We are furnishing this proxy statement and form of proxy and voting instructions in connection with our solicitation of proxies on behalf of the Board for the Annual Meeting. This proxy statement and the Annual Report are available on our website at www.QuestDiagnostics.com. You can save the Company postage and printing expense by consenting to access these documents over the Internet. If you consent, you will receive notice next year when these documents are available with instructions on how to view them and submit voting instructions. Your consent to electronic delivery of materials will remain in effect until you revoke it. If you choose electronic delivery, you may incur costs, such as cable, telephone and Internet access charges, for which you will be responsible.

65	2021 Proxy Statement

19. Whom should I call with other questions or to obtain a paper copy of this document or the Annual Report on Form 10-K?

If you have additional questions about this proxy statement or the Annual Meeting or would like additional copies of this document or our 2020 Annual Report on Form 10-K at no charge, please contact Investor Relations, Quest Diagnostics Incorporated, 500 Plaza Drive, Secaucus, New Jersey 07094; email address: Investor@QuestDiagnostics.com; telephone 973-520-2900. The Company’s main telephone number is 973-520-2700. We will promptly deliver to you the documents that you request.

20. How do I submit a proposal for the 2022 annual meeting of stockholders?

Stockholders intending to present a proposal at the 2022 annual meeting and have it included in the Company’s proxy statement for that meeting must submit the proposal in writing to William J. O’Shaughnessy, Jr., Corporate Secretary, 500 Plaza Drive, Secaucus, New Jersey 07094. We must receive your proposal by the close of business on December 10, 2021.

Stockholders intending to present a proposal at the 2022 annual meeting, but not to include the proposal in the Company’s proxy statement, or to nominate a person for director (other than proxy access nominations, which are discussed below), must comply with the requirements set forth in our by-laws. The by-laws require, among other things, that our Corporate Secretary receive written notice from the record stockholder of intent to present such proposal or nomination no more than 120 days and no less than 90 days prior to the anniversary of the preceding year’s annual meeting of stockholders. Therefore, the Company must receive notice of such a proposal or nomination for the 2022 annual meeting of stockholders no earlier than January 21, 2022 and no later than February 20, 2022. The notice must contain the information required by the by-laws, a copy of which is available on our website at www.QuestDiagnostics.com or upon request from our Corporate Secretary.

Our by-laws provide a proxy access right to permit a stockholder, or a group of up to 20 stockholders, owning at least 3% of our outstanding common stock continuously for at least three years, to nominate and include in our proxy materials director nominees constituting up to 20% of the Board of Directors or two directors, whichever is greater, provided that the stockholder(s) and the nominee(s) satisfy the requirements in our by-laws. Under our by-laws, compliant notice of proxy access director nominations for the 2022 annual meeting of stockholders must be submitted to the Corporate Secretary no earlier than November 10, 2021 and no later than December 10, 2021. The notice must contain the information required by the by-laws, a copy of which is available on our website at www.QuestDiagnostics.com or upon request from our Corporate Secretary.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on May 21, 2021: Our proxy statement and Annual Report on Form 10-K for the year ended December 31, 2020 are available on our website at www.QuestDiagnostics.com.

2021 Proxy Statement	66

Annex A

Reconciliation of Non-GAAP and GAAP Information

As used in this proxy statement, the term “reported” refers to measures under the accounting principles generally accepted in the United States (“GAAP”). The term “adjusted” refers to non-GAAP operating performance measures that exclude special items such as restructuring and integration charges, certain financial impacts resulting from the COVID-19 pandemic, amortization expense, excess tax benefits (“ETB”) associated with stock-based compensation, a gain on remeasurement of an equity interest, costs associated with donations, contributions and other financial support through Quest for Health Equity, the company’s recently announced initiative with the Quest Diagnostics Foundation to reduce health disparities in underserved communities, the gain on the sale and leaseback of a property, and other items.

The non-GAAP adjusted measures included in “Compensation Discussion and Analysis” beginning on page 23 are presented because management believes those measures are useful adjuncts to GAAP results. Non-GAAP adjusted measures should not be considered as an alternative to the corresponding measures determined under GAAP. Management may use these non-GAAP measures to evaluate our performance period over period and relative to competitors, to analyze the underlying trends in our business, to establish operational budgets and forecasts and for incentive compensation purposes. We believe that these non-GAAP measures are useful to investors and analysts to evaluate our performance period over period and relative to competitors, as well as to analyze the underlying trends in our business and to assess our performance. The tables below include reconciliations of non-GAAP adjusted measures to GAAP measures.

	Twelve Months Ended December 31,		Increase
	2020	2019	(Decrease)
	(dollars in millions except per,
	share data)
Adjusted operating income:
Operating income	$1,971	$1,231
Restructuring and integration charges (a)	58	78
COVID-19 impact (b)	76	-
Other (c)	2	(89)
Amortization expense	103	96
Adjusted operating income	$2,210	$1,316

Adjusted operating income as a percentage of net revenues:
Operating income as a percentage of net revenues	20.9%	15.9%	500 basis points
Restructuring and integration charges (a)	0.6	1.0
COVID-19 impact (b)	0.8	-
Other (c)	-	(1.1)
Amortization expense	1.1	1.2
Adjusted operating income as a percentage of net revenues	23.4%	17.0%	640 basis points

Adjusted income from continuing operations attributed to Quest Diagnostics:
Income from continuing operations attributable to
Quest Diagnostics	$1,431	$838
Restructuring and integration charges (a)	44	57
COVID-19 impact (b)	53	-
Gain on remeasurement of equity interest (d)	(63)	-
Amortization expense	86	85
Other (c)	(1)	(71)
ETB	(23)	(13)

A-1	2021 Proxy Statement

Adjusted income from continuing operations attributable to Quest Diagnostics	$1,527	$896

Adjusted diluted EPS from continuing operations:
Diluted earnings per common share from continuing operations	$10.47	$6.13	70.8%
Restructuring and integration charges (a)	0.32	0.42
COVID-19 impact (b)	0.39	-
Gain on remeasurement of equity interest (d)	(0.46)	-
Other (c)	-	(0.50)
Amortization expense	0.63	0.61
ETB	(0.17)	(0.10)
Certain income tax items	-	-
Adjusted diluted EPS from continuing operations	$11.18	$6.56	70.4%

(a)	For the twelve months ended December 31, 2020 and 2019, represents costs primarily associated with systems conversions and integration incurred in connection with further restructuring and integrating our business. The following table summarizes the pre-tax impact of restructuring and integration charges on the company’s consolidated statements of operations:

	Twelve Months Ended December 31,
	2020	2019
	(dollars in millions)
Cost of services	$27	$35
Selling, general and administrative	31	43
Operating income	$58	$78

(b)	For the twelve months ended December 31, 2020, principally includes expense associated with payments to eligible employees to help offset expenses they incurred as a result of COVID-19, incremental costs incurred primarily to protect the health and safety of the company’s employees and customers and certain asset impairment charges.

The following table summarizes the pre-tax impact of these other items on the company’s consolidated statement of operations:

	Twelve Months Ended December 31,
	2020	2019
	(dollars in millions)
Cost of services	$57	$-
Selling, general and administrative	10	-
Other operating (income) expense, net	9	-
Operating income	$76	$-

Equity in earnings of equity method
investees, net of taxes	$(4)	$-

Net income attributable to noncontrolling
interest	$4	$-

(c)	For the twelve months ended December 31, 2020, primarily represents a gain recognized by an equity method investee to adjust certain of its investments to fair value, a loss on retirement of debt, and, to a lesser extent, costs associated with Quest for Health Equity. For the twelve months ended December 31, 2019, the pre-tax impact primarily represents a gain associated with the sale and leaseback of a property, a gain associated with the decrease in the fair value of the contingent consideration accruals associated with previous acquisitions,

2021 Proxy Statement	A-2

and a gain associated with an insurance claim for hurricane related losses, partially offset by costs incurred related to a data security incident and non-cash asset impairment charges.

The following table summarizes the pre-tax impact of these other items on the company’s consolidated statement of operations:

	Twelve Months Ended December 31,
	2020	2019
	(dollars in millions)
Selling, general and administrative	$2	$6
Other operating (income) expense, net	-	(95)
Operating income	$2	$(89)

Equity in earnings of equity method investees, net of taxes	$(14)	$-

Other income, net	$10	$-

(d)	For the twelve months ended December 31, 2020, the pre-tax impact represents a gain of $70 million recognized in other income, net based on the difference between the fair value and the carrying value of an equity interest. On August 1, 2020, the company completed its acquisition of the remaining 56% interest in Mid America Clinical Laboratories, LLC (“MACL”) from its joint venture partners. As a result of the transaction, the company remeasured its previously held minority interest in MACL to fair value and recognized a gain.

A-3	2021 Proxy Statement

MI10033

Corporate Election Services P. O. Box 1150 Pittsburgh, PA 15230

PLEASE SUBMIT YOUR PROXY BY PHONE OR BY INTERNET, OR RETURN THIS CARD AFTER SIGNING AND DATING IT.

Submit your proxy by Telephone	Submit your proxy by Internet	Submit your proxy by Mail
Toll-free via touch-tone phone:	Go to	Return your proxy
1-888-693-8683	www.cesvote.com	in the postage-paid
Have your proxy card and follow	Have your proxy card and follow	envelope provided.
instructions.	instructions.

IMPORTANT

Your proxy must be received by 11:59 p.m. EDT on May 20, 2021, to be counted in the final tabulation, except for participants in the Quest Diagnostics employee benefit plan. If you are a participant in the Quest Diagnostics employee benefit plan, your voting instructions must be received by 6:00 a.m. EDT on Friday, May 17, 2021, to be counted in the final tabulation.

è

ê If submitting a proxy by mail, please sign and date the card below and fold and detach card at perforation before mailing. ê

The Quest Diagnostics Board of Directors recommends a vote FOR the nominees listed below.

1. Election of nine Directors		FOR	AGAINST	ABSTAIN
(1)	Vicky B. Gregg	☐	☐	☐
(2)	Wright L. Lassiter III	☐	☐	☐
(3)	Timothy L. Main	☐	☐	☐
(4)	Denise M. Morrison	☐	☐	☐
(5)	Gary M. Pfeiffer	☐	☐	☐
(6)	Timothy M. Ring	☐	☐	☐
(7)	Stephen H. Rusckowski	☐	☐	☐
(8)	Helen I. Torley	☐	☐	☐
(9)	Gail R. Wilensky	☐	☐	☐

The Quest Diagnostics Board of Directors recommends a vote FOR Proposals 2 and 3.

2.	An advisory resolution to approve the executive officer compensation disclosed in the Company’s 2021 proxy statement

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	Ratification of the appointment of our independent registered public accounting firm for 2021

☐ FOR	☐ AGAINST	☐ ABSTAIN

The Quest Diagnostics Board of Directors recommends a vote AGAINST Proposal 4.

4.	Stockholder proposal regarding the right to act by written consent, if properly presented at the meeting

☐ FOR	☐ AGAINST	☐ ABSTAIN

Signature(s):	Date:	, 2021

IMPORTANT – Please sign exactly as imprinted (do not print). When signing on behalf of a corporation, partnership, estate or trust, indicate title or capacity of person signing. If shares are held jointly, each holder must sign.

Notice of 2021 Annual Meeting of Stockholders
QUEST DIAGNOSTICS INCORPORATED
May 21, 2021, 10:30 a.m. local time

After careful consideration, in light of the COVID-19 pandemic and in the best interests of the public health and the health and safety of our stockholders, Board of Directors and employees, our 2021 annual meeting of stockholders will be held solely by remote communication via the internet at www.cesonlineservices.com/dgx21_vm. You will not be able to attend the annual meeting in person.

Any stockholder wishing to participate in the annual meeting, including to ask questions, vote and examine our stocklist at the virtual annual meeting must register for the meeting by no later than 24 hours before the meeting. To register, go to www.cesonlineservices.com/dgx21_vm, have your proxy card, notice, or other communication containing your control number, and follow directions to register for the virtual meeting. After you register, you will receive an e-mail prior to the meeting with a link and instructions for attending the virtual meeting and examining the stocklist during the virtual meeting.

At the meeting we will act on the following proposals:

•	the election of nine directors;
•	an advisory resolution to approve the executive officer compensation disclosed in the Company’s 2021 proxy statement;
•	ratification of the appointment of our independent registered public accounting firm for 2021;
•	stockholder proposal regarding the right to act by written consent, if properly presented at the meeting; and
•	such other business as may properly come before the meeting or any adjournment or postponement thereof.

ELECTRONIC ACCESS TO FUTURE DOCUMENTS NOW AVAILABLE

If you are a record holder of shares, you have the option to access future stockholder communications (e.g., annual reports, proxy statements and related proxy materials) over the Internet instead of receiving those documents in print. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone or cable company. Once you give your consent, it will remain in effect until you inform us otherwise. To give your consent to access materials electronically, follow the prompts when you submit your proxy by telephone or over the Internet, or contact Computershare, our transfer agent and registrar, using the contact details below.

STOCKHOLDER INFORMATION

If you are a stockholder of record and have questions regarding your Quest Diagnostics Incorporated stock, you may contact our transfer agent and registrar as follows:

Computershare
P.O. Box 505000
Louisville, KY 40233-5000
Toll free telephone 800-622-6757
Email address: web.queries@computershare.com

ê If submitting a proxy by mail, please sign and date the card below and fold and detach card at perforation before mailing. ê

QUEST DIAGNOSTICS INCORPORATED

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Michael E. Prevoznik and William J. O’Shaughnessy, Jr., and each of them, proxies with full power of substitution, to represent and to vote on behalf of the undersigned all the shares of common stock of Quest Diagnostics Incorporated that the undersigned is entitled in any capacity to vote if personally present at the 2021 Annual Meeting of Stockholders to be held on Friday, May 21, 2021, and at any adjournments or postponements thereof, in accordance with the instructions set forth on the reverse side of this proxy card and with the same effect as though the undersigned were present in person and voting such shares. Each of the proxies is authorized in his discretion to vote for the election of any substitute nominee proposed by the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, upon all matters incident to the conduct of the meeting, and upon such other business as may come before the meeting or any adjournment or postponement thereof.

THIS PROXY WILL BE VOTED AS DIRECTED. IF THIS PROXY IS SIGNED, BUT NO DIRECTION IS MADE, IT WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS OF QUEST DIAGNOSTICS INCORPORATED WITH RESPECT TO EACH PROPOSAL.